UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Teleflex Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

155 South Limerick Road, Limerick, Pennsylvania 19468

Notice of Annual Meeting of Stockholders
To Be Held on April 26, 2011

March 25, 2011

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The annual meeting of stockholders (the “Annual Meeting”) of Teleflex Incorporated will be held on Tuesday, April 26, 2011 at 11:00 a.m., local time, at the company’s facility located at 2400 Bernville Road, Reading, Pennsylvania, 19605, for the following purposes:

1. To elect four directors to serve on our Board of Directors for a term of three years or until their successors have been duly elected and qualified;

2. To vote upon a proposal to approve the Teleflex Incorporated 2011 Executive Incentive Plan;

3. To hold an advisory vote on the compensation of our named executive officers;

4. To hold an advisory vote on whether the advisory vote on the compensation of our named executive officers should be held every one, two or three years;

5. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year; and

6. To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed Monday, March 14, 2011 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.

STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES OR CANADA. YOU MAY ALSO VOTE BY TELEPHONE BY CALLING TOLL FREE 1-800-PROXIES (776-9437), OR VIA THE INTERNET AT WWW.VOTEPROXY.COM.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TABLE OF CONTENTS

Page

GENERAL INFORMATION	1
QUESTIONS AND ANSWERS	2
PROPOSAL 1: ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE	8
Corporate Governance Principles and Other Corporate Governance Documents	8
Board Independence	8
Lead Director	9
Positions of Chairman and Chief Executive Officer	9
Executive Sessions of Non-Management Directors	10
The Board and Board Committees	10
Risk Oversight and Management	12
Director Compensation – 2010	13
Director Stock Ownership Guidelines	14
AUDIT COMMITTEE REPORT	15
COMPENSATION DISCUSSION AND ANALYSIS	16
Introduction	16
Executive Compensation Overview	16
2010 Compensation	18
Ongoing and Post-Employment Arrangements	27
Tax Considerations	29
Stock Ownership Guidelines	29
COMPENSATION COMMITTEE REPORT	30
SUMMARY COMPENSATION TABLE – 2010	31
GRANTS OF PLAN-BASED AWARDS – 2010	33
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2010	34
OPTION EXERCISES AND STOCK VESTED TABLE – 2010	35
PENSION BENEFITS – 2010	36
NONQUALIFIED DEFERRED COMPENSATION – 2010	37
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	38
Employment and Severance Arrangements	38
Change-of-Control Arrangements	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
CERTAIN TRANSACTIONS	44
Related Person Transactions Policy	44
Related Person Transactions	45
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	45
PROPOSAL 2: APPROVAL OF TELEFLEX INCORPORATED 2011 EXECUTIVE INCENTIVE PLAN	46
PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	50
PROPOSAL 4: ADVISORY VOTE ON WHETHER THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD BE HELD EVERY ONE, TWO OR THREE YEARS	51
PROPOSAL 5: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	52
Audit and Non-Audit Fees	52
Audit Committee Pre-Approval Procedures	52
STOCKHOLDER PROPOSALS	53
OTHER MATTERS	53
APPENDIX A – Teleflex Incorporated 2011 Executive Incentive Plan	A-1

TELEFLEX INCORPORATED
155 South Limerick Road
Limerick, Pennsylvania 19468

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Teleflex Incorporated (the “Company”) for use at the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, April 26, 2011, 11:00 a.m. local time, at the Company’s facility located at 2400 Bernville Road, Reading, Pennsylvania, 19605. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 14, 2011, the record date for the meeting, are entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 40,228,724 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about March 25, 2011. A copy of the Company’s 2010 Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on April 26, 2011

This proxy statement, the accompanying Notice of Annual Meeting, proxy card and our 2010 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present at the Annual Meeting or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares represented by proxies marked to “abstain” from voting for a proposal or to “withhold” voting for one or more nominees and broker non-votes, as well as proxies submitted without an indication of voting preferences, are counted for purposes of determining the presence of a quorum.

4.	What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

5.	How many votes are required to elect director nominees and approve the proposals?

To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and broker non-votes will have no effect on the vote.

Approval of each of the other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions are counted as votes against a proposal, while broker non-votes will not be included in the vote count and will have no effect on the vote. Because the advisory vote on the frequency of the advisory vote on compensation of our named executive officers entails three choices (one, two or three years), it is possible that none of the alternatives will receive a majority vote. In that case, the Board of Directors nevertheless will consider the stockholder preferences indicated by the vote.

6.	How do I vote?

You may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,

•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,

•	vote by telephone by calling 1-800-PROXIES (776-9437) or

•	vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide in the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned without any markings indicating how you wish to vote will be counted as a vote FOR the election of the director nominees described in this proxy statement, FOR the approval of the Teleflex Incorporated 2011 Executive Incentive Plan, FOR the approval, on an advisory basis, of the compensation of our named executive officers, for the approval, on an advisory basis, of holding the advisory vote on the compensation of our named executive officers every TWO years and FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

7.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by submitting a notice of revocation or submitting an executed proxy card bearing a later date to the Secretary of Teleflex at our principal executive offices, at 155 South Limerick Road, Limerick, Pennsylvania 19468. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of ten members divided into three classes, with one class being elected each year for a three-year term. At the Annual Meeting, four directors will be elected for terms expiring at our Annual Meeting of Stockholders in 2014 or until their successors are duly elected and qualified. The Board, upon the recommendation of the Governance Committee, has nominated George Babich, Jr., William R. Cook, Stephen K. Klasko and Benson F. Smith for election to the Board for three-year terms. Each nominee is a continuing director who previously was elected by our stockholders.

Our bylaws generally require that in order to be elected in an uncontested election of directors, a director nominee must receive a majority of the votes cast with respect to that director’s election (for this purpose, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” Under our Bylaws and Corporate Governance Principles, the Board will not nominate for director any incumbent director unless the director has submitted in writing his or her irrevocable resignation as a director, which would be effective if the director does not receive the required majority vote and the Board accepts the resignation. Generally, if an incumbent director does not receive the required majority vote, our Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The Board would act on the resignation, generally within 90 days from the date that the election results were certified. The Board’s decision and an explanation of any determination with respect to the director’s resignation will be disclosed promptly in a current report on Form 8-K filed with the SEC.

Our goal is to assemble a Board that operates cohesively and works with management in a constructive way so as to deliver long term stockholder value. In addition, the Board believes it operates best when its membership reflects a diverse range of experiences and areas of expertise. To this end, the Board seeks to identify in each candidate areas of knowledge or experience that would expand or complement the Board’s existing expertise in overseeing a company such as ours. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. In evaluating nominees for election to the Board, our Board and Governance Committee consider diversity principally from the standpoint of differences in occupational experience, education, skills, race, gender and national origin. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because the inquiry assesses the attributes each particular candidate could bring to the Board in light of the then-current make-up of the Board. We believe our current directors possess valuable experience in a variety of areas necessary to guide Teleflex in the best interests of the stockholders. Information regarding each of our nominees and continuing directors is set forth below.

Nominees for election to the Board of Directors — Terms expiring in 2014

George Babich, Jr.	-	Mr. Babich, 59, has been a director of Teleflex since 2005 and currently serves as a member of the Audit Committee. Mr. Babich retired in 2005 after serving for nine years in various executive and senior level positions at The Pep Boys — Manny Moe & Jack, an automotive retail and service chain. Most recently, Mr. Babich served as President of Pep Boys from 2004 to 2005 and as President and Chief Financial Officer from 2002 to 2004. Prior to joining Pep Boys, Mr. Babich held various financial executive positions with Morgan, Lewis & Bockius LLP, The Franklin Mint, Pepsico Inc. and Ford Motor Company. Mr. Babich is a director of Checkpoint Systems, Inc. and serves as Chairman of its audit committee.

Mr. Babich’s executive and senior management experience enables him to address a wide range of perspectives on management, operations and strategic planning. In addition, his long experience as a financial executive enables him to assist the Board in addressing a variety of financial and budgeting matters and to contribute meaningfully to the Audit Committee.

William R. Cook	-	Mr. Cook, 67, has been a director of Teleflex since 1998 and currently serves as our Lead Director and as a member of the Audit and Governance Committees. Mr. Cook retired after having served, from 1999 to 2002, as President and Chief Executive Officer of Severn Trent Services, Inc., a water and waste utility company. From 1993 to 1998, Mr. Cook was the Chairman, President and Chief Executive Officer of Betz Dearborn, Inc. Mr. Cook currently serves as a director of Quaker Chemical Corporation and The Penn Mutual Life Insurance Company.

Mr. Cook’s experience as a chief executive officer enables him to address a wide range of perspectives on management, strategic and financial planning and budgeting processes, and also enables him to contribute meaningfully to the Audit Committee. His 13 year tenure as a Teleflex director also gives him an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Stephen K. Klasko	-	Dr. Klasko, 57, has been a director of Teleflex since 2008 and currently serves as a member of the Governance Committee. Dr. Klasko has been Dean of the College of Medicine of the University of South Florida since 2004. In addition, since 2009, Dr. Klasko has been the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko also was the Dean of the College of Medicine of Drexel University from 2000 to 2004.
Dr. Klasko’s background in medicine and business enables him to provide valuable insights with regard to our strategic and growth initiatives. His background in medicine enables him to provide a unique and practical perspective regarding the application and marketing of our medical device products, as well as trends in global healthcare markets.
Benson F. Smith	-	Mr. Smith, 63, has been a director of Teleflex since 2005 and became our Chairman, President and Chief Executive Officer in January 2011. Prior to that, Mr. Smith was the managing partner of Sales Research Group, a research and consulting organization, and also served as the Chief Executive Officer of BFS & Associates LLC, which specialized in strategic planning and venture investing. Prior to that, Mr. Smith worked for C.R. Bard, Inc., a company specializing in medical devices, for approximately 25 years, where he held various executive and senior level positions. Most recently, Mr. Smith served as President and Chief Operating Officer of C.R. Bard from 1994 to 1998. Mr. Smith currently serves on the boards of Rochester Medical Corporation and Zoll Medical Corporation, as well as a variety of academic and health-related organizations.

Mr. Smith’s extensive experience in the medical device industry enables him to share meaningful perspectives regarding our operations, strategic planning and growth initiatives. In addition, his management and consulting experience enables Mr. Smith to provide a wide range of perspectives on management issues.

The persons named in the enclosed proxy intend to vote properly executed proxies for the election of Messrs. Babich, Cook, Klasko and Smith. In the unlikely event that any nominee becomes unable or unwilling to stand for election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2012 and 2013, respectively.

Terms expiring in 2012

Sigismundus W.W. Lubsen	-	Mr. Lubsen, 67, has been a director of Teleflex since 1992 and currently serves as a member of the Governance Committee. Mr. Lubsen retired in 2002 after serving as a member of the Executive Board of Heineken N.V., a manufacturer of beverage products, from 1995 to 2002. Mr. Lubsen is currently a director of Super de Boer N.V., Ruvabo B.V., I.F.F. (Nederland) Holding B.V., SdB (in liquidation) N.V., and Concordia Fund B.V.

Mr. Lubsen’s experience with Heineken and the various boards on which he serves enables him to provide valuable perspectives regarding management issues and matters related to manufacturing and international business. His 19 year tenure as a Teleflex director also gives him an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Stuart A. Randle	-	Mr. Randle, 51, has been a director of Teleflex since 2009 and currently serves as a member of the Compensation Committee. Since 2004, Mr. Randle has been the President and Chief Executive Officer of GI Dynamics, Inc., a venture-backed healthcare company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation. From 2002 to 2003, Mr. Randle held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc. and is a member of the board of the Advanced Medical Technology Association.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to provide valuable insights regarding a variety of business, management and technical issues.

Harold L. Yoh III	-	Mr. Yoh, 50, has been a director of Teleflex since 2003 and currently serves as a member of the Compensation Committee. Since 1999, Mr. Yoh has been the Chairman and Chief Executive Officer of The Day & Zimmermann Group, Inc., a global provider of diversified managed services. Prior to that, Mr. Yoh held a variety of other management and leadership positions at Day & Zimmermann, including President of Day & Zimmermann’s Process & Industrial division from 1995 to 1998. Mr. Yoh currently serves as a director of the Greater Philadelphia Chamber of Commerce and various industry associations, including the National Defense Industry Association, where Mr. Yoh previously served as chairman.

Mr. Yoh’s executive experience at Day & Zimmermann enables him to share with the Board valuable perspectives on a variety of issues relating to management, strategic and financial planning, compensation matters and government relations.

Terms expiring in 2013

Patricia C. Barron	-	Ms. Barron, 68, has been a director of Teleflex since 1998 and currently serves as chair of the Governance Committee. Ms. Barron retired in 2003 after serving, from 2000 to 2003, as a clinical professor at the Leonard N. Stern School of Business of New York University, where she focused on issues of corporate governance and leadership. Prior to 2003, Ms. Barron had a 28 year career in business, which included various positions with Xerox Corporation. Most recently, she was Vice President of Business Operations Support for Xerox in 1998 and President of Engineering Systems from 1994 to 1998. Prior to joining Xerox, Ms. Barron was an associate with McKinsey and Company. Ms. Barron currently serves on the boards of Quaker Chemical Corporation, Ultralife Corporation and United Services Automobile Association. She also serves on the boards of a number of non-profit organizations, with a focus on education and health. Ms. Barron previously served as a director of Aramark Corporation from 1997 to 2007.

Ms. Barron’s business experience enables her to contribute to the Board with regard to a wide range of operational, financial and strategic planning matters. In addition, Ms. Barron’s academic experience renders her especially well-qualified to lead the Governance Committee in its oversight function with respect to corporate governance issues. Her 13 year tenure as a Teleflex director also gives her an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Jeffrey A. Graves	-	Dr. Graves, 49, has been a director of Teleflex since 2007 and currently serves as chair of the Compensation Committee. Since 2005, he has been the President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems. From 2001 to 2005 he was employed by Kemet Corporation, where he served as Chief Executive Officer from 2003 to 2005, President and Chief Operating Officer from 2002 to 2003 and Vice President of Technology and Engineering from 2001 to 2002. From 1994 to 2001, Dr. Graves was employed by General Electric Company, holding a variety of management positions in its Power Systems Division and in research and development. Prior to joining General Electric, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Dr. Graves currently serves as a director of C&D Technologies, Inc. and Hexcel Corporation.

Dr. Graves’ extensive experience in executive and management roles with companies engaged in manufacturing and development enables him to share valuable perspectives with the Board on manufacturing, engineering, operations and finance matters. In addition, Dr. Graves’ significant experience with respect to matters related to international market development, particularly in China, enables him to provide valuable insights with respect to our global marketing efforts and strategic initiatives.

James W. Zug	-	Mr. Zug, 70, has been a director of Teleflex since 2004 and currently serves as chair of the Audit Committee. Mr. Zug retired in 2000 following a 36 year career at PricewaterhouseCoopers, a public accounting firm, and Coopers & Lybrand, one of its predecessors. From 1998 until his retirement, Mr. Zug was Global Leader - Global Deployment for PricewaterhouseCoopers. From 1993 to 1998, Mr. Zug was Managing Director International for Coopers & Lybrand. He also served as the audit partner for a number of public companies over his career. Mr. Zug currently serves on the boards of Amkor Technology Inc., the Brandywine Group of mutual funds and Allianz Funds. Mr. Zug served on the boards of SPS Technologies, Inc. and Stackpole Ltd. prior to the sale of both of these companies in 2003.

Mr. Zug’s extensive experience in public accounting enables him to provide helpful insights to the Board on financial matters. His background renders him especially well-qualified to lead the Audit Committee in its oversight function with respect to the integrity of our financial statements, our internal controls and other matters. In addition, Mr. Zug’s extensive international experience gained through various engagements and management positions held throughout his career enables him to provide valuable perspectives and insights regarding our international operations and our strategic initiatives with respect to emerging markets.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers, the Charter of the Audit Committee, the Charter of the Governance Committee and the Charter of the Compensation Committee. You may also request these documents in print form by contacting us at Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Patricia C. Barron, William R. Cook, Jeffrey A. Graves, Stephen K. Klasko, Sigismundus W.W. Lubsen, Stuart A. Randle, Harold L. Yoh III and James W. Zug are independent within the meaning of the rules of the New York Stock Exchange (the “NYSE”). All of the independent directors meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of NYSE rules, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making independence determinations, the Board has adopted the following categorical standards. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply to a director, he or she may not be considered independent:

•	A director who is an employee of our company, or whose immediate family member is an executive officer of our company, is not independent until the expiration of three years after the end of such employment.
•	A director who receives, or an immediate family member of the director who is an executive employee of ours who receives, more than $120,000 per year in direct compensation from us, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by a director for former service as an interim Chairman or CEO during the immediately preceding three-year period, may not be considered independent until the expiration of the three years after such director or family member ceases to receive more than $120,000 per year in compensation or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.
•	A director who is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor or a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice may not be considered independent.
•	A director who was, or whose immediate family member was a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during the immediately preceding three-year period may not be considered independent until the expiration of the three years after the end of employment or auditing relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.
•	A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

In 2006, the Board established the position of Lead Director. The Lead Director is an independent director of the Board whose duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;
•	discussing with our directors any concerns our directors may have about us and our performance, relaying those concerns, where appropriate to the full Board, and consulting with our Chief Executive Officer regarding those concerns;
•	consulting with our senior executives as to any concerns they may have;
•	providing the Chairman of the Board with input as to the agendas for Board and Board committee meetings;
•	Advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from our management to the Board;
•	interviewing, along with the Governance Committee Chair, and making recommendations to the Governance Committee and the Board concerning Board candidates; and
•	providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation.

The independent directors of the Board have the authority to make decisions concerning the Lead Director, including the power to appoint and remove the Lead Director and the authority to modify the Lead Director’s duties and responsibilities. The Lead Director is appointed annually by the independent directors of the Board. Mr. Cook, who was initially elected to the position in 2006, continues to serve as our Lead Director.

Positions of Chairman and Chief Executive Officer

The positions of Chairman and Chief Executive Officer are combined at Teleflex. We believe that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, our Chief Executive Officer is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

In order to provide independent oversight and input, all of the other directors on our Board are independent. Our Chief Executive Officer is not a member of any committee of the Board, and the independent directors regularly meet in executive sessions outside the presence of management and under the leadership of our Lead Director, as discussed in more detail below under “Executive Sessions of Non-Management Directors.” The role and responsibilities afforded the Lead Director further enhance the Board’s ability to evaluate management performance and otherwise fulfill its oversight responsibilities. Our Chief Executive Officer consults with the Lead Director on the proposed agendas for Board and committee meetings in order to make sure that key issues and concerns of the Board are addressed.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, who we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as a non-management director may request. Such meetings are held in executive session, without the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex Ethics Hotline at 1-866-490-3413 or, via the Internet, at www.teleflexethicsline.com.

The Board and Board Committees

The Board held seven meetings in 2010. Each of the directors attended at least seventy-five percent of the total number of meetings of the Board and the Board committees of which the director was a member during 2010. The Board does not have a formal policy concerning attendance at its Annual Meeting of Stockholders, but encourages all directors to attend. All of the Board members, other than Ms. Barron, attended the 2010 Annual Meeting of Stockholders.

The Board has established a Governance Committee, a Compensation Committee and an Audit Committee.

Governance Committee

The Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees and eligibility criteria for Board and Board committee membership. The Governance Committee also is responsible for developing and recommending to the Board corporate governance principles and overseeing the evaluation of the Board and management.

The Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, directors must be able to devote substantial time to our affairs. The charter of the Governance Committee provides that in evaluating nominees, the Governance Committee should consider the attributes set forth above. Under our Corporate Governance Principles, a director must retire from the Board at the expiration of his or her term following attainment of age 70, except in special circumstances that must be described in a resolution adopted by the Board requesting such director to defer retirement.

The Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2012

Annual Meeting, a stockholder must submit the following information by no later than January 27, 2012:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;
•	information about the relationship between the candidate and the recommending stockholder;
•	the consent of the candidate to serve as a director; and
•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

In considering any candidate proposed by a stockholder, the Governance Committee will reach a conclusion based on the criteria described above. The Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance Committee. The Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Governance Committee are Ms. Barron and Messrs. Cook, Klasko and Lubsen. Ms. Barron currently serves as the chair of the Governance Committee. The Governance Committee held three meetings in 2010.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate and all other compensation plans in which our executives generally may participate;
•	review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;
•	review and recommend to the other independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;
•	review and approve compensation of our executive officers (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our executive officers (other than our Chief Executive Officer);
•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);
•	administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans;
•	review and recommend to the other independent directors for approval all material executive perquisites for the Chief Executive Officer’s benefit;
•	review and approve all material executive perquisites for the benefit of any of our executive officers (other than the Chief Executive Officer);
•	review and evaluate our pension plan performance; and
•	review succession and management development plans and policies for our Chief Executive Officer and our other senior executive officers.

The current members of the Compensation Committee are Messrs. Graves, Randle and Yoh. Mr. Graves currently serves as the chair of the Compensation Committee. The Compensation Committee held five meetings in 2010.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;
•	our internal control compliance;
•	our compliance with the legal and regulatory requirements;
•	our independent registered public accounting firm’s qualifications, performance and independence;
•	the performance of our internal audit function;
•	our risk management process; and
•	the funding of our defined benefit pension plan and the investment performance of plan assets.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Audit Committee. Stockholders can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Messrs. Cook, Babich and Zug. Mr. Zug currently serves as the chair of the Audit Committee. The Audit Committee held eight meetings in 2010. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Risk Oversight and Management

The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as to identify steps to mitigate and manage each risk. The risk assessment process is conducted by our Business Ethics and Compliance Committee, or “BECC,” which is comprised of several members of Teleflex senior management. The BECC directs our compliance officers to survey and conduct interviews of several of our key business leaders, functional heads and other managers to identify and discuss the key risks of Teleflex, including the potential magnitude and likelihood of each risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officers, the BECC reviews and discusses the results with the Audit Committee. Thereafter, the Audit Committee provides the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks are updated periodically during the course of each year and reviewed with the Audit Committee. We believe this process facilitates the Board’s ability to fulfill its oversight responsibilities of our risks.

The Compensation Committee oversees the review and assessment of our compensation policies and practices. We use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, emphasis on qualitative goals in addition to quantitative metrics in our incentive programs and maintenance of equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation - 2010

Directors who are also employees of ours receive no additional compensation for their service as directors. Non-management directors receive an annual cash retainer of $25,000, which is payable in equal monthly installments. In addition, non-management directors are paid the following equity based compensation under our stock compensation plans:

•	upon their first election or appointment to the Board, a grant of an option to purchase 5,000 shares of our common stock;
•	an annual grant of an option to purchase 2,000 shares of our common stock; and
•	an annual grant of shares of restricted stock with a market value of $50,000 on the grant date.

The non-management directors also receive a fee for each Board meeting attended of $2,000 for meetings attended in person and $1,000 for participation by telephone. Members of our Audit, Compensation and Governance Committees receive an additional fee of $1,000 for each committee meeting attended, whether in person or by telephone. In addition, the Lead Director receives an annual restricted stock award having a market value of $20,000 on the grant date. The chairpersons of our Audit, Compensation and Governance Committees receive an additional annual fee of $12,500, $7,500 and $7,500, respectively.

We provide the non-management directors with $100,000 of life insurance and $100,000 of accidental death or dismemberment coverage during their service on the Board. We do not provide any pension benefits to the non-management directors.

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2010.

				Change
				in Pension Value
	Fees			and Nonqualified
	Earned			Deferred
	Or Paid in	Stock	Option	Compensation	All Other
Name	Cash	Awards (1)	Awards(2)	Earnings	Compensation	Total

George Babich, Jr.	$48,000	$49,470	$24,640	–	–	$122,110
Patricia C. Barron	$46,500	$49,470	$24,640	–	–	$120,610
William R. Cook	$50,000	$69,270	$24,640	–	–	$143,910
Jeffrey A. Graves	$43,000	$49,470	$24,640	–	–	$117,110
Stephen K. Klasko	$41,000	$49,470	$24,640	–	–	$115,110
Sigismundus W.W. Lubsen	$38,000	$49,470	$24,640	–	–	$112,110
Stuart A. Randle	$43,000	$49,470	$24,640	–	–	$117,110
Benson F. Smith(3)	$51,500	$49,470	$24,640	–	–	$125,610
Harold L. Yoh III	$42,000	$49,470	$24,640	–	–	$116,110
James W. Zug	$60,500	$49,470	$24,640	–	–	$134,610

(1)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock awards granted in 2010, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 13 to our 2010 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC. Each non-management director was granted 797 shares of restricted stock in April 2010, with a grant date fair value per share of $62.07. Mr. Cook received an additional 319 shares of restricted stock in April 2010, with a grant date fair value per share of $62.07, in respect of his service as Lead Director. These restricted stock awards vest six months after the date of grant.
(2)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted in 2010, determined in accordance with the ASC Topic 718. A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 13 to our 2010 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC. Each non-management director was granted stock options to purchase 2,000 shares in March 2010, with a grant date fair value per share of $12.32. All options granted to the directors are fully vested at the time of grant. As of December 31, 2010, the number of shares underlying options held by the directors listed in the table were: Mr. Babich: 15,000; Ms. Barron: 20,000; Mr. Cook 20,000; Mr. Graves: 11,000; Mr. Klasko: 9,000; Mr. Lubsen: 20,000; Mr. Randle: 7,000; Mr. Smith 15,000; Mr. Yoh: 21,000; and Mr. Zug: 17,000.
(3)	On January 30, 2011, our Board appointed Mr. Smith to serve as our Chairman, President and Chief Executive Officer. As a result, Mr. Smith will no longer be eligible to receive any of the compensation paid to our non-management directors.

Director Stock Ownership Guidelines

In February 2008, our Board established stock ownership guidelines for our non-management directors to further align the interests of our directors with those of our stockholders. The ownership guidelines require our non-management directors to own shares of our common stock, shares of restricted stock and shares underlying stock options with an aggregate value equal to two times the annual compensation paid to our directors. Directors have until the later of February 2013 or five years from the date they are first elected to the Board to meet the required ownership level.

The guidelines applicable to each of our non-management directors at December 31, 2010, and the directors’ progress towards achieving the required stock ownership value, are shown on the following table:

	Applicable		Stock Ownership
	Annual	Required Stock	Value at
Name	Compensation(1)	Ownership Value(2)	12/31/2010(3)

George Babich, Jr.	$100,000	$200,000	$311,000
Patricia C. Barron	$107,500	$215,000	$596,000
William R. Cook	$120,000	$240,000	$874,000
Jeffrey A. Graves	$100,000	$200,000	$200,000
Stephen K. Klasko	$100,000	$200,000	$182,000
Sigismundus W.W. Lubsen	$100,000	$200,000	$523,000
Stuart A. Randle	$100,000	$200,000	$154,000
Harold L. Yoh III	$100,000	$200,000	$418,000
James W. Zug	$112,500	$225,000	$361,000

(1)	Applicable annual compensation refers to the annual cash retainer, the market value of the restricted stock granted to each director in 2010, which is calculated based upon the price of our common stock on the date of grant, and the grant date fair value of the stock options granted to each director in 2010, determined in accordance with the ASC Topic 718. In addition, with respect to (a) Ms. Barron and Mr. Zug, applicable annual compensation also includes the additional stipend they received in 2010 in respect of their service as chairs of our Governance and Audit Committees, respectively, and (b) Mr. Cook, applicable annual compensation also includes the market value of the restricted stock award granted to Mr. Cook in respect of his service as Lead Director.

(2)	All directors other than Dr. Klasko and Mr. Randle must meet their respective stock ownership value requirements by February 2013. Dr. Klasko must meet his stock ownership value requirement by May 2013, and Mr. Randle must meet his stock ownership value requirement by May 2014.

(3)	Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and restricted stock held by the director, multiplied by the closing stock price of a share of our common stock on December 31, 2010, as reported by the New York Stock Exchange. In addition, stock ownership value includes one-half of the aggregate amount by which shares underlying vested, “in-the-money” stock options held by the director, multiplied by the closing stock price of a share of our common stock December 31, 2010, exceeds the aggregate exercise price of those options.

AUDIT COMMITTEE REPORT

The Audit Committee oversees and reviews with the full Board any issues with respect to the Company’s financial statements, our internal control over financial reporting, the structure of our legal and regulatory compliance, the performance and independence of our independent registered public accounting firm and the performance of our internal audit function. Management has primary responsibility for preparing our consolidated financial statements and for our financial reporting process. Management also has the responsibility to assess the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on (i) whether our financial statements present fairly, in all material respects, our financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of our internal control over financial reporting.

The Audit Committee maintains oversight of our internal audit function by reviewing the appointment and replacement of our director of internal auditing and periodically meets with the director of internal auditing to receive and review reports of the work of our internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes, and risks or exposures, if any, that may have a material effect on our financial statements.

The Audit Committee has:

•	reviewed and discussed with management and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended December 31, 2010;
•	discussed with our independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 — “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received the written disclosures and the letter from our independent registered public accounting firm regarding the independent registered public accounting firm’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board, and the Board has approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

AUDIT COMMITTEE

JAMES W. ZUG, CHAIRMAN	GEORGE BABICH, JR.	WILLIAM R. COOK

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers.”

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”
•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”
•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”
•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned the components of our 2010 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed

Salary	Competitive Compensation

Annual Bonus	Performance Incentives Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives Performance Incentives Competitive Compensation Retention Incentives

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of our Board of Directors is responsible for the oversight of our executive compensation program. In 2010, the Compensation Committee made all decisions concerning compensation awarded to our executive officers, other than Jeffrey P. Black, our former Chairman, Chief Executive Officer and President. Determinations concerning Mr. Black’s compensation were made by the independent members of our Board of Directors upon the recommendation of the Compensation Committee.

In 2010, Mr. Black, with the assistance of our human resources department, provided statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. He also provided the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Black did not make recommendations as to his own compensation. While the Compensation Committee utilizes this information, and considered Mr. Black’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation are made by the Compensation Committee.

In late 2009, our Compensation Committee engaged an independent compensation consultant, Frederic W. Cook & Co., Inc., which we refer to below as “FW Cook.” FW Cook provided several recommendations for changes to our process for determining executive compensation, including changes relating to the determination of competitive compensation. These changes are described below under “Determination of Compensation.” FW Cook also assessed compensation levels of our executive officers relative to external market rates determined in accordance with the process changes recommended by FW Cook and assisted in the design of our annual incentive program for 2010.

Determination of Compensation

Introduction

By the beginning of 2010, we had substantially implemented our strategy to become a medical device company. In 2009, our Medical Segment represented over 77 percent of our revenues from continuing operations and over 90 percent of our segment operating profit. As a result, towards the end of 2009, the Compensation Committee conducted a review of our compensation program to determine appropriate modifications to address the change in our operations. With the assistance of FW Cook, the Compensation Committee adjusted its methodology for determining executive compensation, as described below.

Change in Peer Group

In December 2009, the Compensation Committee, following a recommendation of FW Cook, determined that it was appropriate to change our peer group. The peer group previously was utilized as a secondary point of evaluation to validate compensation decisions that were based principally on data derived from several published compensation surveys. Due to the fact that we had become principally a provider of medical devices, the Compensation Committee determined it would be appropriate to change the composition of our peer group to include only companies in the medical industry. The companies in the new peer group selected by the Compensation Committee are the following:

• CareFusion Corporation	• Hologic, Inc.
• CONMED Corporation	• Integra LifeSciences Holdings Corporation
• The Cooper Companies, Inc.	• Kinetic Concepts, Inc.
• C.R. Bard, Inc.	• Merit Medical Systems, Inc.
• DENTSPLY International Inc.	• St. Jude Medical, Inc.
• Edwards Lifesciences Corporation	• STERIS Corporation
• Hill-Rom Holdings, Inc.	• Wright Medical Group, Inc.

Change in Survey Data

Prior to 2009, the Compensation Committee periodically referenced reports by a compensation consultant that included compensation data derived from several published compensation surveys. These surveys provided information regarding compensation paid to functionally comparable executives, either by manufacturing companies or by a general industry grouping of companies. In December 2009, based on a recommendation by FW Cook, the Compensation Committee determined to change the focus of the data it utilized from surveys of traditional manufacturing and general industry companies to a survey focused on life sciences companies in conjunction with a survey of general industry companies. Specifically, the Compensation Committee selected the Radford Life Sciences Survey and the Hewitt Executive Survey. The Compensation Committee determined to provide equal weighting to the two surveys because, in addition to medical device and medical supply companies, the Radford Life Sciences survey included several drug development organizations that were engaged in operations significantly different from ours.

Use of Peer Group as a Primary Reference Point for Executive Compensation Decisions

Prior to 2010, we used the data derived from one or more general industry surveys as the primary reference point for executive compensation decisions. Our peer group was used as a secondary point of evaluation to validate compensation decisions. In addition, prior to 2008, our peer group was used in connection with a performance-based long-term cash incentive award, which we replaced in 2008 with restricted stock awards.

In December 2009, the Compensation Committee, based on a recommendation of FW Cook, determined to use peer group data as a primary reference point for executive compensation determinations, together with the survey data. In reaching this decision, the Compensation Committee considered that the new peer group includes companies that we deemed to be most similar to our company among the various companies reflected in the data reviewed in connection with executive compensation decisions.

Change in Determination of Competitive Compensation

Prior to 2009, we generally sought to position executive salaries to approximate the median of salaries paid to comparable executives by the companies in the survey data we used at the time, while positioning direct compensation, which includes salaries and the target amount of annual bonus and long-term compensation, to approximate the 65th percentile of total direct compensation paid by those companies.

In January 2010, FW Cook provided data regarding our position with respect to several financial and other metrics as compared to the companies in our new peer group. The comparisons, which were based on the most recently reported four quarter data available to FW Cook, indicated our percentile ranking with regard to each of the metrics as follows:

		Operating
	Operating	Income	Net	Market	Enterprise
Revenue	Income	Margin	Income	Capitalization	Value	Employees

67%	59%	55%	56%	49%	52%	89%

Based on our position relative to the peer group companies, FW Cook recommended that the Compensation Committee define a competitive market compensation rate to be between the median and the 75th percentile of the new peer group companies, noting that revenue and market capitalization are the most widely used measures of size in determining competitive compensation. FW Cook also advised that these measures should be supplemented by reference to net income and number of employees to provide additional insight into comparative profitability and organizational complexity.

Consistent with FW Cook’s analysis of our size relative to the peer group companies and its recommendations, the Compensation Committee determined to change our compensation philosophy generally to position our executive compensation target levels between the median and 75th percentile of companies referenced in the comparative data reviewed by the Compensation Committee. This range will provide more flexibility to the Compensation Committee in structuring executive compensation. However, this range is intended to serve only as a guideline in setting and adjusting our compensation programs, and, as was the case in some respects in 2010, actual amounts of compensation that we pay to our executives may be more or less than the competitive range in any given year.

2010 COMPENSATION

Determinations with respect to 2010 compensation reflect the changes in methodology described above.

Salaries

Base salary ranges for our executives are determined based on each executive’s position and responsibility and are typically considered annually as part of our performance review process. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

Based on these considerations, the Compensation Committee approved salary increases of three to four percent for executives other than Mr. Black and Mr. Meier. Mr. Meier joined our Company in 2010, and his salary reflected the employment terms we negotiated with him. Mr. Black’s salary was maintained at the 2009 level.

Annual Executive Incentive Compensation

General

We provide annual cash incentive opportunities to subject a meaningful amount of an executive’s total cash compensation to the achievement of business performance objectives. Under our annual incentive plan, 80 percent of the target award opportunity is based on corporate or business segment financial performance measures, while the remaining 20 percent of the target award opportunity is based on individual performance. We have weighted the annual incentive awards largely to the financial performance measures because we believe that emphasizing corporate or business segment financial performance encourages a unified commitment by our executives to performance that we believe directly affects stockholder value. As described below, we added additional financial performance measures to further encourage a unified commitment by our executives.

2010 Award Components

In determining the performance measures to be used in 2010, we sought to add some degree of consistency between the performance measures used for our named executive who do not have responsibility for a separate business segment, and those who have direct responsibility for a business segment. Therefore, we added performance measures designed to provide an incentive for all executives with regard to our company-wide performance, and more generally to encourage the collective commitment of our executives to achievement of performance that affects both segment and corporate performance.

In 2010, the performance measures under our annual incentive program for our named executive officers who did not have principal responsibility for a specific business segment, namely Messrs. Black, Meier and Miller, were as follows:

•	Thirty percent of the target award was based on the amount of our corporate revenues, with both the target and the actual amount adjusted to eliminate the effect of business units divested during the year and to eliminate the effect of foreign currency fluctuations;

•	Thirty percent of the target award was based on the amount of our earnings per share, excluding the impact of restructuring and other special charges (including impairment charges and other one-time extraordinary charges) and businesses divested during the year. We refer to this performance measure as “EPS.” In addition, EPS was adjusted to reflect the impact of any debt refinancing or other transactions affecting our capital structure, to the extent not contemplated by our annual business plan. For example, in connection with our convertible debt offering in 2010, which was not contemplated by our annual business plan, we adjusted EPS to exclude costs relating to the financing;

•	Twenty percent of the target award was based on cash flow from continuing operations, with both the target and actual amounts adjusted to exclude the impact of businesses divested during the year. In addition, cash flow from continuing operations was adjusted to exclude cash expended in connection with any debt refinancing or other transactions affecting our capital structure, to the extent not otherwise contemplated by our annual business plan, and to exclude cash received during 2010 in respect of a tax refund related to overpayment of estimated taxes in 2009 associated with the sale of our ownership interest in ATI Singapore; and

•	Twenty percent of the target award was based on the achievement of individual performance objectives.

Some of the performance measures described in this section were subject to adjustment if we engaged in acquisitions. Since we made no acquisitions in 2010, no such adjustments were necessary.

We added the corporate revenue measure in 2010 because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth in our core operations, particularly in our Medical segment, which is by far our largest segment. Therefore, we believe an incentive to achieve core revenue growth should apply not only to executives with direct responsibilities for operation of a segment, but also to those of our executives without segment responsibility. Moreover, we believe that the addition of a revenue-based performance measure will help solidify the unified commitment of our executives towards achievement of stated revenue goals. We excluded divestitures and foreign currency translation from this performance measure because we wanted to focus on the growth of our ongoing, core business, without giving effect to currency fluctuations that can detract from the effectiveness of this measure in reflecting our “core growth,” as defined in our earnings releases and public filings.

We use EPS as a performance measure because we believe that a fundamental objective of an executive officer is to significantly increase stockholder value, and for a large, well established manufacturing enterprise such as ours, EPS is a key metric affecting share price and, thus, stockholder value. We excluded restructuring and other special charges from our calculation of EPS because such charges are not contained within our principal earnings guidance and adjusted results reported to investors. We adjusted the target and actual amount of EPS to exclude the effect of divestitures because they are extraordinary events that do not reflect the day-to-day management of our business and are generally not a part of our annual planning process. Similarly, to the extent not reflected in our annual business plan, we excluded debt refinancing and other transactions affecting our capital structure because these are events that can distort the utility of the performance measure as a reflection of management’s overall performance if they were not taken into account in establishing the EPS target.

We use cash flow from continuing operations as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We excluded the effect of divestitures and certain debt financing and other transactions affecting our capital structure from this measure for the reasons stated above with respect to the EPS measure.

We include individual performance as a performance measure in order to focus our executives on their individual performance and our corporate performance outside of the financial context, including, for example, achievement with respect to compliance and regulatory initiatives. Performance under this measure is determined based upon satisfaction of individual performance objectives that are established at the beginning of the relevant fiscal year. Evaluation of the satisfaction of these objectives is conducted under our annual performance review process.

For Messrs. Waaser and Northfield, who had direct responsibility with respect to our Medical segment, the criteria under our 2010 annual incentive program were as follows:

•	Thirty percent of the target award was based on achievement of a revenue target for the business segment, with both the target and the actual amounts adjusted to exclude the impact of businesses divested during the year and foreign currency fluctuations;

•	Twenty percent of the target award was based on segment operating income before the allocation of corporate costs to the business segment, and with both the target and actual amounts adjusted to exclude businesses divested during the year and the impact of foreign currency fluctuations. We refer to this performance measure as “profit before financial items” or “PBFI”;

•	Twenty percent of the target award was based upon “asset velocity index,” or “AVI,” which is the sum of the business segment’s reported accounts receivable and inventories net of accounts payable and deferred revenue for the business segment expressed as a percentage of annual revenues, adjusted to reflect foreign currency translation rates assumed in our annual business plan (the average of the asset velocity index at the end of each month is used for purposes of determining achievement of the stated goal). Both the target and actual amounts for this performance measure were adjusted to eliminate the impact of divestitures;

•	Ten percent of the target award is based on corporate EPS; and

•	Twenty percent of the target award was based upon the achievement of individual performance objectives.

We included segment revenue because we wanted to emphasize the importance of sales growth with respect to our Medical segment core operations. We applied the adjustments to this performance measure described above for the same reasons as were applicable to the corporate revenue performance measure.

We believe that PBFI is a reliable overall measure of the performance of a business segment. Therefore, we believe that a significant portion of the financial performance-based component for an executive who is responsible for a business segment should be based on this measure. We excluded the impact of restructuring and other special charges, and businesses divested during the year for the reasons stated above with respect to corporate EPS. We excluded the impact of foreign currency fluctuations from PBFI because it is a factor that generally is outside of the control of our executives with principal responsibility for individual business segments.

We included asset velocity index as a performance measure in order to emphasize the importance of effective utilization of our cash resources and other working capital items. Executives with responsibility for individual business segments are most directly involved in managing these assets; therefore, we applied this performance measure to them. We applied an assumed foreign currency translation rate because, as noted above with respect to PBFI, foreign currency translation is a factor that generally is outside of the control of our executives with principal responsibility for individual business segments. We excluded the impact of divestitures because we wanted our executives to focus on cash management of our ongoing core business.

We added corporate EPS, which relates to our company-wide performance and not merely segment performance, in 2010. We took this action because we believe all participants in the annual incentive program should have a stake in the performance of our company as a consolidated entity.

We included individual performance as a performance criteria for Messrs. Waaser and Northfield for the same reasons as are applicable to our executive officers who do not principally have responsibility for a specific business segment. Performance under this measure is determined using the same process as is applicable to the other named executive officers.

For Mr. Suddarth, who had direct responsibility with respect to the Aerospace and Commercial segments, his award was based on consolidated Aerospace and Commercial segment results. The weighting of performance measures is set forth below. The performance measures, as applied to the Aerospace and Commercial segments, are defined in the same manner as described above for Messrs. Waaser and Northfield with respect to the Medical segment:

•	Ten percent of the target award for each segment was based on segment revenue;

•	Forty percent of the target award for each segment was based on PBFI;

•	Twenty percent of the target award for each segment was based on the asset velocity index; and

•	Ten percent of the target award for each segment was based on corporate EPS.

As was the case for all other named executive officers, 20 percent of Mr. Suddarth’s total target award was based on the achievement of individual performance objectives.

The differences in weighting for the Aerospace and Commercial Segments, as compared to the Medical Segment, were based on our disparate strategies for the segments. As we have announced publicly, we intend to become exclusively a medical device company, so the Aerospace and Commercial segments are not part of our long-term strategy. Accordingly, the achievement of core revenue growth for the Aerospace and Commercial segments, while somewhat important, is less important to the performance of these segments than continued effective cash utilization of the segments’ working capital and their overall financial performance. We also included the corporate EPS measure because, as is the case with regard to the Medical segment, we believe that the Aerospace and Commercial segment participants in our annual incentive plan should have a stake in the performance of our corporation as a consolidated entity. We included individual performance for Mr. Suddarth for the same reasons as are applicable to our other named executive officers. Performance under this measure is determined using the same process as is applicable to the other named executive officers.

With respect to each of the financial performance measures, an executive’s incentive payout could range from a minimum of 50 percent to a maximum of 200 percent of the target payout, depending on the percentage variance from the target amount of the performance measure. The percentage of target performance that would entitle a participant to a minimum or maximum payout with respect to each measure is shown in the following table (percentages are approximate).

	Percentage of Target
	Performance Required For
	Minimum Payout	Maximum Payout
Performance Measure	(50% of Target)	(200% of Target)

Corporate Revenue	95%	115%
Corporate EPS	96%	112%
Corporate Cash Flow	90%	117%
Medical Revenue	97%	115%
Medical PBFI	95%	115%
Medical AVI	95%	115%
Aerospace Revenue	87%	115%
Aerospace PBFI	95%	115%
Aerospace AVI	95%	115%
Commercial Revenue	90%	115%
Commercial PBFI	95%	115%
Commercial AVI	95%	115%

2010 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2010 if the target financial performance-based objectives were achieved and 100 percent of the individual performance award opportunity was paid is equal to a percentage of the executive’s salary, as shown on the following table:

	Target Award
	Opportunity as	Target Award
Name	Percentage of Salary	Opportunity

Jeffrey P. Black	100%	$900,000
Richard A. Meier	80%	$400,000
Laurence G. Miller	60%	$232,440
R. Ernest Waaser(1)	60%	$194,380
Vince Northfield	50%	$193,700
John B. Suddarth	50%	$168,663

(1)	Mr. Waaser’s employment as President of our Medical Segment terminated in August 2010. Under his executive severance agreement, Mr. Waaser was entitled to receive a pro-rated portion of his 2010 annual incentive award based on the number of days he was employed by us during the year. The amount shown in the table is the prorated portion of his $288,915 target award.

The following table provides information for each named executive officer regarding the applicable performance measures, target awards for each performance measure and actual payments with respect to each performance measure based on actual performance in 2010:

						Actual Award
						as a
		Performance				Percentage of
		Measure as a				Target Award
		Percentage of				Opportunity
		Total Target				for the
		Award		Amount	Actual	Performance
Name	Performance Measure	Opportunity	Target	Achieved	Award	Measure

J. Black	Corporate Revenue	30%	$1,834.3 billion	$1,844.6 billion	$270,000	100%
	Corporate EPS	30%	$4.02	$4.06	$297,000	110%
	Corporate Cash Flow	20%	$255 million	$194 million	$0	0%
	Individual Performance	20%	See below	N/A	$0	0%
R. Meier	Corporate Revenue	30%	$1,834.3 billion	$1,844.6 billion	$120,000	100%
	Corporate EPS	30%	$4.02	$4.06	$132,000	110%
	Corporate Cash Flow	20%	$255 million	$194 million	$0	0%
	Individual Performance	20%	See below	N/A	$120,000	150%
L. Miller	Corporate Revenue	30%	$1,834.3 billion	$1,844.6 billion	$69,732	100%
	Corporate EPS	30%	$4.02	$4.06	$76,705	110%
	Corporate Cash Flow	20%	$255 million	$194 million	$0	0%
	Individual Performance	20%	See below	N/A	$92,976	200%
E. Waaser(1)	Medical Revenue	30%	$1,478.0 billion	$1,450.1 billion	$40,820	70%
	Medical PBFI	20%	$346.5 million	$303.4 million	$0	0%
	Medical AVI	20%	29.1%	30.4%	$22,396	58%
	Corporate EPS	10%	$4.02	$4.06	$21,382	110%
	Individual Performance	20%	See below	N/A	$38,876	100%
V. Northfield	Medical Revenue	30%	$1,478.0 billion	$1,450.1 billion	$40,436	70%
	Medical PBFI	20%	$346.5 million	$303.4 million	$0	0%
	Medical AVI	20%	29.1%	30.4%	$22,336	58%
	Corporate EPS	10%	$4.02	$4.06	$21,181	110%
	Individual Performance	20%	See below	N/A	$0	0%
J. Suddarth	Aero/Comm Revenue	10%	$356.8 million	$394.6 million	$28,755	170%
	Aero/Comm PBFI	40%	$44.3 million	$58.1 million	$134,940	200%
	Aero/Comm AVI	20%	36.1%	31.5%	$62,508	185%
	Corporate EPS	10%	$4.02	$4.06	$18,553	110%
	Individual Performance	20%	See below	N/A	$42,166	125%

(1)	Mr. Waaser’s employment as President of our Medical Segment terminated in August 2010. Under his executive severance agreement, Mr. Waaser was entitled to receive a pro-rated portion of his 2010 annual incentive award based on the number of days he was employed by us during the year. In accordance with the terms of his agreement, Mr. Waaser’s prorated award with respect to financial performance metrics was based on actual performance and his prorated award with respect to individual performance metrics was based on his target award. The award amounts set forth in the table reflect the pro-rated amounts paid to Mr. Waaser.

For 2010, the individual performance objectives established for Mr. Black included achievement of our financial and growth targets, development and execution of our strategic plan, achievement of certain critical objectives, which included objectives related to the FDA compliance efforts of our Medical Segment, development and execution of our organization strategy and structure in connection with our portfolio transition, investor relations and communications efforts related to our strategy and support for our Board of Directors. The individual performance objectives established for each of our other named executive officers included various matters related to their specific functions, including matters relating to the development and implementation of our overall strategy and, with respect to our Medical Segment executives, efforts related to our regulatory compliance initiatives.

Based on the applicable levels of achievement described above, aggregate payments to the named executive officers were as follows:

		Payout Based
	Target	on Performance
Named	Award	Achieved
Executive Officer	Opportunity	(% of Target Award)	Actual Award

Jeffrey P. Black	$900,000	63.0%	$567,000
Richard A. Meier	$400,000	93.0%	$372,000
Laurence G. Miller	$232,440	103.0%	$239,413
R. Ernest Waaser	$194,380	63.5%	$123,474
Vince Northfield	$193,700	43.1%	$83,803
John B. Suddarth	$168,663	170.1%	$286,912

The actual award payments to our named executive officers in respect of the financial performance measures are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table, while amounts paid in respect of the individual performance measure are reflected in the “Bonus” column of the Summary Compensation Table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and to serve as an incentive for continued employment. As has been the case in prior years, the equity incentive compensation opportunity established for each of our named executive officers was designed to be equivalent to 150 percent to 300 percent of a named executive officer’s salary. The resulting value of equity incentive compensation fell within the competitive range of median to 75th percentile of companies referenced in comparative data reviewed by the Compensation Committee and also reflected contributions of each position to the organization’s objectives, individual performance and other factors. We refer to this percentage of salary as the “equity incentive percentage.” The 2010 equity incentive percentage for each named executive officer and the dollar amount of the executive’s equity compensation opportunity was as follows:

		Total Equity
	Equity	Incentive
Name	Incentive Percentage	Compensation Opportunity

Jeffrey P. Black(1)	300%	$2,700,000
Richard A. Meier	200%	$1,000,000
Laurence G. Miller	150%	$581,100
Ernest Waaser(2)	175%	$842,669
Vince Northfield	150%	$581,000
John Suddarth	150%	$505,988

(1)	Mr. Black’s employment as our Chairman, President and Chief Executive Officer terminated in January 2011. As a result, Mr. Black failed to meet the vesting requirements of the equity awards granted to him in 2010, resulting in the forfeiture of these awards.
(2)	Mr. Waaser’s employment as President of our Medical Segment terminated in August 2010. As a result, Mr. Waaser failed to meet the vesting requirements of the equity awards granted to him in 2010, resulting in the forfeiture of these awards.

Our equity incentive compensation for 2010 included stock options and restricted stock awards. We designed these components and the weighting of our equity compensation to align the interests of our named executive officers to our stockholders by providing an incentive to our executives to achieve performance that should have a favorable impact on the value of our common stock.

In 2010, we continued to allocate 65 percent of the equity incentive award to stock options because we believed that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. The remaining 35 percent of the equity award was allocated to restricted stock awards, which we granted to provide a retention incentive for our executives and an incentive to increase stockholder value.

We routinely evaluate and consider the type of awards granted under our equity incentive program and may, in the future, decide that other types of awards provide appropriate incentives to promote our then current goals and objectives.

Stock Option Awards

In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2010 based upon 65 percent of the total equity incentive compensation opportunity. Using a Black-Scholes methodology, we valued the stock options at $10.16 per underlying share.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” The dollar amount for option awards shown in the Summary Compensation Table generally reflects the aggregate grant date fair value of the award determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 4 to the Summary Compensation Table for further information.

Stock options awarded under the equity incentive compensation program are granted in the first quarter of each year, effective on the third business day after we announce our financial results for the preceding year, and have an exercise price equal to the closing price of our common stock on the effective date of grant. Our options generally vest in equal annual increments on the first three anniversaries of the effective date of grant. We believe that these vesting terms, together with the restricted stock component of our equity incentive program, provide our executives with a meaningful incentive for continued employment. For additional information regarding stock option terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Awards

In 2010, we granted restricted stock awards to our named executive officers based upon 35 percent of the total equity incentive compensation opportunity. We valued the restricted stock at $52.74 per underlying share.

As a result of these computations, the named executive officers received restricted stock awards for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.” The dollar amount for restricted stock awards shown in the Summary Compensation Table generally reflects the aggregate grant date fair value of the award determined in accordance with ASC Topic 718. See note 3 to the Summary Compensation Table for further information.

Restricted stock awards under the equity incentive program are granted in the first quarter of each year, effective on the same date as the effective date of stock option grants, and vest in their entirety on the third anniversary of the date of grant. As noted above, we believe that these vesting terms, together with the stock option component of our equity incentive program, provide our executives with meaningful incentive for continued employment. For additional information regarding restricted stock award terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package designed to attract and retain highly skilled executives. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. The personal benefits provided to our named executive officers include a company car, life insurance coverage and, with respect to our Chief Executive Officer, personal use of our corporate aircraft. Additional information regarding these benefits is provided in the Summary Compensation Table and the accompanying footnotes.

Employment of Richard A. Meier

In January 2010, we appointed Richard A. Meier our Executive Vice President and Chief Financial Officer. Under the terms of employment that we negotiated with Mr. Meier, he received an annual base salary of $500,000 in 2010. In addition, Mr. Meier’s target award opportunity under our annual incentive program is equal to 80 percent of his annual base salary, and his equity incentive percentage under our equity compensation program is equal to 200 percent of his annual base salary. The Compensation Committee also granted Mr. Meier a special equity award of stock options to purchase 33,833 shares of our common stock, which will vest in three equal annual installments, and 3,511 shares of restricted stock, which will vest in their entirety on the third anniversary of the grant date. These grants, which were separate from grants made to Mr. Meier under our equity incentive compensation program described above, are reflected in the Grants of Plan-Based Awards table. While we referenced industry data in structuring Mr. Meier’s compensation, the final terms of his compensation were arrived at through negotiation.

Resignation of Jeffrey P. Black

On January 30, 2011, Jeffrey P. Black resigned by mutual agreement with the Board as our Chairman, President and Chief Executive Officer and as a member of our board of directors. As described in more detail below under “Potential Payments Upon Termination or Change of Control,” we agreed to pay Mr. Black an amount equivalent to the amount payable to him under his employment agreement in connection with a termination of employment other than for cause.

Employment of Benson F. Smith

Effective upon Mr. Black’s resignation, the Board appointed Benson A. Smith to serve as our Chairman, President and Chief Executive Officer. We agreed to pay Mr. Smith an annual base salary of $800,000, as well as a one-time signing bonus of $100,000. In addition, he will participate in our 2011 annual incentive plan with a target award opportunity equal to 150% of his annual base salary, and also will receive an annual equity incentive grant with an equity incentive compensation opportunity equal to 250% of his annual base salary (comprised 65% of stock options and 35% of restricted stock). The annual equity grants will be subject to vesting terms in accordance with our equity incentive program vesting terms, as described above under “Equity Incentive Compensation.” We also have agreed to enter into executive severance and change-in-control agreements with Mr. Smith on substantially similar terms to those provided to our executives other than Mr. Black. See “Potential Payments Upon Termination or Change of Control” for a description of the severance and change of control agreements. The terms of Mr. Smith’s compensation were determined by our Compensation Committee, with the assistance of FW Cook, based upon reference to survey and peer group data.

Resignation of Kevin K. Gordon

Kevin K. Gordon, our former Chief Financial Officer, resigned effective January 15, 2010. Mr. Gordon did not participate in any of our 2010 incentive programs, but, in accordance with rules of the Securities and Exchange Commission, is listed as a named executive officer, and included in the tabular disclosures below.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that would encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Executive Severance Arrangements

The severance agreements we have entered into with each of our named executive officers, other than Mr. Black, provide payments and other benefits to the named executive officers if, outside of the context of a change in control, we terminate their employment without cause or they terminate employment for “good reason.” The severance compensation for each of the named executive officers other than Mr. Black consists of continued payment of the executive’s base salary during a “severance compensation period” that ranges from 18 to 24 months following termination, depending on the length of the executive’s employment. In some circumstances, the executive also may receive payment of a pro rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment terminated. In addition, the executive is entitled to receive continued health insurance for up to the full severance compensation period, as well as certain additional benefits. We believe that these severance arrangements provide a competitive benefit that enhances our ability to retain capable executive officers. See “Potential Payments Upon Termination or Change in Control” for additional information.

Mr. Black’s employment agreement entitled him to receive continuation of his base salary, an additional amount equal to 100% of his base salary, health insurance and other benefits for a three-year period if we terminated his employment without cause or if Mr. Black were to terminate his employment for good reason (as defined in the agreement), other than in connection with a change of control (as defined in the agreement). As stated above, in connection with Mr. Black’s resignation as our Chairman, President and Chief Executive Officer in January 2011, we agreed to pay him an amount equivalent to the amount payable to him under his employment agreement in connection with a termination of employment other than for cause. See “Potential Payments Upon Termination or Change in Control” for additional information.

In addition, Mr. Waaser’s termination as President of our Medical Segment in August 2010 entitled him to receive severance compensation in accordance with the terms of his severance agreement. See “Potential Payments Upon Termination or Change in Control” for additional information.

Change in Control Arrangements

We have change in control agreements with each of our currently employed named executive officers, which provide for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or cause, or if the executive terminates employment for “good reason,” within two years following a change in control. For a more detailed discussion of these arrangements, see “Potential Payments Upon Termination or Change in Control,” below. If an executive, other than Mr. Smith or Mr. Meier, becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment received in connection with a change in control, we will make an additional tax gross-up payment to the executive. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, the executive will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payment. Effective in 2009, we determined to no longer include the additional payment provisions in change of control agreements with persons who become executive officers.

We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

Retirement Benefits

We provide certain retirement benefits to our executive officers that also are offered to our other employees. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans.

Defined Benefit Arrangements

Through 2008, we provided retirement benefits primarily through a combination of defined benefit and defined contribution arrangements. The defined benefits principally were provided under the Teleflex Incorporated Retirement Income Plan, or “TRIP,” which was a tax qualified defined benefit plan designed to provide benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. In addition, we maintained a Supplemental Executive Retirement Plan, or “SERP,” which was a non-qualified defined benefit plan designed to provide benefits for executives to the extent that their compensation could not be taken into account under the TRIP because their compensation exceeded limits imposed under the Internal Revenue Code. See the Pension Benefits — 2010 table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

Effective December 31, 2008, we “froze” future benefit accruals under the TRIP and the SERP. In lieu of the benefits offered under the TRIP, we amended our 401(k) Plan to provide for an enhanced company matching contribution, effective as of January 1, 2009. Specifically, participants now are eligible to receive a 100 percent matching contribution with respect to the first five percent of eligible compensation contributed by the participant. In addition, the SERP was replaced with a non-qualified defined contribution arrangement under our Deferred Compensation Plan, which is described below under “Deferred Compensation Plan.” Each of our named executive officers currently participates in the 401(k) Plan. We took these measures to eliminate uncertainty in planning for and funding defined benefit obligations, to provide a more cost-effective way of providing competitive retirement benefits to employees, and to provide a benefit that can be retained by a participant to the extent it is accrued at the time the employee ceases to be employed by Teleflex.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which executives may defer certain amounts of their annual and long-term incentive compensation. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. In addition, participants receive our matching contribution of up to three percent of their annual cash compensation with respect to amounts deferred by the participants into the Deferred Compensation Plan. Participants may direct the investment of deferred amount into a fixed interest fund or one or more notional funds.

In connection with the termination of the SERP, we amended our Deferred Compensation Plan, effective January 1, 2009, to add additional company contributions in lieu of future benefit accruals under the SERP. These non-elective company contributions are made to each participant’s account and are equal to five percent of the participant’s annual cash compensation, less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan. In addition, upon our termination of the SERP, we contributed an amount equal to the present value of each active participant’s account in the SERP at December 31, 2008 into an account maintained for the active participants under the Deferred Compensation Plan.

Each of our currently employed named executive officers participates in the Deferred Compensation Plan. See the “Non-qualified Deferred Compensation — 2010” table for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other executives named in the Summary Compensation Table, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock compensation plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Moreover, our Executive Incentive Plan, under which the financial metrics for our annual incentive program are established, is designed to facilitate the deductibility of the non-discretionary portion of annual bonus awards under Section 162(m). Nevertheless, we retain the discretion to authorize compensation that may not be deductible. The compensation paid to Mr. Black in 2010 exceeded the deductible limit by approximately $342,866. In addition, it is possible that some portion of compensation paid to our executives in future years will be non-deductible, particularly if a change in control occurs.

As noted above, under our change in control arrangements, we will make an additional payment to our executives, other than Messrs. Smith and Meier, if payments to the executives resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in our making additional payments to our executives. As noted above, we will not provide for these payments in change of control agreements with persons who become executive officers in the future.

STOCK OWNERSHIP GUIDELINES

In February 2008, our Board established stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance. The ownership guidelines are expressed in terms of the stock ownership value, including value attributable to shares in our 401(k) plan, restricted stock and stock options held by the executive, as a multiple of that executive’s base salary, as follows:

Required Stock Ownership Value
Position	(as a multiple of base salary)

Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

Executives who are subject to the ownership guidelines have until the later of February 2013 or five years after the date of their appointment or promotion as an executive officer to satisfy the required stock ownership value. The guidelines applicable to each of our currently employed named executive officers at December 31, 2010, and the named executive officer’s progress towards achieving the required stock ownership value, are shown on the following table:

	Applicable	Required Stock	Stock Ownership
Name	Base Salary(1)	Ownership Value(2)	Value at 12/31/2010(3)

Richard A. Meier	$500,000	$1,000,000	$1,767,000
Laurence G. Miller	$387,400	$774,800	$1,731,000
Vince Northfield	$387,400	$774,800	$1,800,000
John B. Suddarth	$337,325	$674,650	$1,528,000

(1)	Applicable base salary refers to the base salaries in effect on December 31, 2010.

(2)	All executives other than Mr. Meier must meet their respective stock ownership value requirements by February 2013. Mr. Meier must meet his stock ownership value requirement by January 2015.

(3)	Stock ownership value is calculated based on the number of shares owned by the executive officer or members of his immediate family residing in the same household, shares held for the executive officer’s account in our 401(k) plan and restricted stock held by the executive officer, multiplied by the closing stock price of a share of our common stock on December 31, 2010, as reported by the New York Stock Exchange. In addition, stock ownership value includes one-half of the aggregate amount by which shares underlying vested, “in-the-money” stock options held by the executive, multiplied by the closing stock price of a share of our common stock December 31, 2010, exceeds the aggregate exercise price of those options.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in our Annual Report on Form 10-K for the year ended December 31, 2010.

JEFFREY A. GRAVES, CHAIRMAN	STUART A. RANDLE	HAROLD L. YOH III

SUMMARY COMPENSATION TABLE — 2010

The following table sets forth compensation information with respect to the Company’s former Chief Executive Officer, current and former Chief Financial Officers and each of the four other most highly compensated executive officers during 2010, determined in accordance with SEC regulations, for the fiscal years ended December 31, 2010, 2009 and 2008. These individuals are referred to in this Proxy Statement as the “named executive officers.”

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Total

Jeffrey P. Black(8)	2010	$900,000	–	$1,021,505	$2,128,108	$567,000	$38,064	$167,367	$4,822,044
Former Chairman, President	2009	$900,000	$180,000	$845,036	$1,505,592	$1,278,000	$20,976	$272,882	$5,002,486
and Chief Executive Officer	2008	$900,000	$180,000	$872,410	$1,488,905	$1,614,600	$235,933	$118,483	$5,410,331
Richard A. Meier(9)	2010	$500,000	$120,000	$574,302	$1,194,519	$252,000	–	$243,060	$2,883,881
Executive Vice President and Chief Financial Officer
R. Ernest Waaser(10)	2010	$323,967	$38,876	$312,016	$649,979	$84,598	–	$211,229	$1,620,665
Former President – Medical	2009	$457,500	$122,823	$249,356	$444,282	–	–	$61,466	$1,335,427
	2008	$467,500	$28,050	$264,333	$451,149	$84,150	–	$30,873	$1,326,055
Laurence G. Miller	2010	$387,400	$92,976	$219,831	$458,021	$146,437	$13,152	$68,155	$1,385,972
Executive Vice President,	2009	$372,500	$58,110	$176,588	$314,603	$317,370	$7,091	$77,091	$1,323,353
General Counsel and Secretary	2008	$372,500	$44,700	$180,564	$308,124	$309,127	$62,697	$37,849	$1,315,561
Vince Northfield(11)	2010	$387,400	–	$219,831	$458,021	$83,803	$20,222	$71,937	$1,241,214
Executive Vice President –	2009	$372,500	$91,806	$176,588	$314,603	–	$9,780	$73,939	$1,039,216
Medical	2008	$372,500	$119,212	$497,214	$308,124	$130,393	$48,303	$45,413	$1,521,159
John B. Suddarth	2010	$337,325	$42,166	$191,440	$398,811	$244,746	$13,366	$31,745	$1,259,599
President – Commercial,	2009	$327,500	$90,000	$153,760	$273,939	–	$6,802	$13,252	$865,253
Aerospace and Medical OEM	2008	$327,500	$52,400	$158,715	$270,904	$187,715	$41,932	$8,359	$1,047,525
Kevin K. Gordon(12)	2010	$19,443	–	–	–	–	$29,911	$2,103	$51,457
Former Executive Vice	2009	$427,500	$76,950	$259,164	$461,732	$455,288	$15,939	$98,199	$1,794,772
President and Chief Financial Officer	2008	$427,500	$153,470	$262,442	$447,913	$416,356	$62,259	$33,810	$1,803,750

(1)	Messrs. Black, Meier, Waaser, Miller, Northfield, Suddarth and Gordon deferred $63,000, $18,750, $9,180, $228,816, $11,553, $10,120 and $583, respectively, of their 2010 salary into a deferral account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2010” for additional information.

(2)	The amounts shown in this column represent the amounts paid to the named executive officers under the “Individual Performance” component of the Company’s 2010 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2010 Compensation,” for additional information regarding the annual incentive awards. Mr. Meier elected to defer $24,000 of his 2010 bonus into a deferred account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2010” for additional information.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock awards granted in 2010, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values may be found in Notes 1 and 13 to our 2010 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC.

(4)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted in 2010, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 13 to our 2010 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC.

(5)	The amounts shown in this column represent the amounts paid to the named executive officers in respect of the financial performance metrics under the Company’s 2010 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2010 Compensation,” for additional information regarding the annual incentive awards. Mr. Meier elected to defer $50,400 of his 2010 non-equity incentive plan compensation into a deferred account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2010” for additional information.

(6)	The amounts shown in this column with respect to Messrs. Black, Miller, Northfield, Suddarth and Gordon represent the change in actuarial present value of the accumulated benefit under the Teleflex Incorporated Retirement Income Plan.

See the Pension Benefits – 2010 table and accompanying narrative for additional information, including the present value assumptions used in this calculation.

(7)	The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we provide to each named executive officer’s 401(k) plan contributions, the non-elective and matching contributions we provide to each named executive officer’s deferred compensation account under our Deferred Compensation Plan, the dollar value of life insurance premiums that we paid for the benefit of each named executive officer, severance compensation paid or payable with respect to any named executive officer whose employment with us terminated in 2010 and perquisites. The amounts set forth below with respect to the costs we incurred to provide the named executives officers with a company car are calculated based upon the lease and insurance costs incurred by the Company with respect to the vehicle used by the named executive officer, as well as any fuel and maintenance costs reimbursed by the Company to the named executive officer. The amount set forth below with respect to the costs incurred by the Company to provide Mr. Black with personal use of the Company aircraft is calculated based upon the actual incremental cost to the Company to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

		Deferred	Life
	401(k)	Compensation	Insurance	Severance
Name	Contributions	Contributions	Premiums	Compensation	Perquisites(a)

Mr. Black	$12,250	$65,394	$13,064	–	$76,658
Mr. Meier	$12,250	$22,917	$1,717	–	$206,176
Mr. Waaser	$12,250	$18,242	$942	$168,050	$11,745
Mr. Miller	$12,250	$27,888	$1,319	–	$26,698
Mr. Northfield	$12,250	$22,728	$942	–	$36,017
Mr. Suddarth	$12,250	$18,553	$942	–	–
Mr. Gordon	$972	$623	$117	–	$391

(a)	The amount shown with respect to Mr. Black includes $49,624 in incremental costs we incurred to provide Mr. Black with personal use of our aircraft and $27,016 in incremental costs we incurred to provide Mr. Black with use of a company car. The amount shown with respect to Mr. Meier includes $201,622 in costs we incurred to relocate Mr. Meier and $4,554 in incremental costs we incurred to provide Mr. Meier with use of a company car. The amounts shown for Messrs. Waaser, Miller, Northfield and Gordon represent the incremental costs we incurred to provide each of them with use of a company car.

(8)	Mr. Black resigned as our Chairman, President and Chief Executive Officer by mutual agreement with the Company’s Board of Directors on January 30, 2011.

(9)	Mr. Meier joined the Company in January 2010.

(10)	Mr. Waaser’s employment with the Company terminated in August 2010.

(11)	On February 15, 2011, Mr. Northfield submitted his resignation as Executive Vice President of Global Operations — Medical, effective June 30, 2011.

(12)	Mr. Gordon resigned as the Company’s Executive Vice President and Chief Financial Officer in January 2010.

GRANTS OF PLAN-BASED AWARDS — 2010

The following table sets forth information regarding our grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2010. Mr. Gordon resigned as our Executive Vice President and Chief Financial Officer in January 2010 and, as such, did not receive any plan based awards in 2010.

						All Other	All Other
						Stock	Option		Grant Date
						Awards:	Awards:	Exercise or	Fair
			Estimated Possible Payouts			Number of	Number of	Base	Value of
			Under Non-Equity Incentive			Shares of	Securities	Price	Stock and
	Grant	Approval	Plan Awards (1)			Stock or	Underlying	of Option	Option
Name	Date	Date	Threshold	Target	Maximum	Units (2)	Options (3)	Awards (4)	Awards (5)

Jeffrey P. Black(6)	3/1/2010	2/23/2010	–	–	–	–	172,736	$61.34	$2,128,108
	3/1/2010	2/23/2010	–	–	–	17,918	–	–	$1,021,505
	2/23/2010	2/23/2010	$360,000	$720,000	$1,440,000	–	–	–	–
Richard A. Meier	1/14/2010	1/7/2010	–	–	–	–	33,833	$59.81	$406,334
	1/14/2010	1/7/2010	–	–	–	3,511	–	–	$195,984
	3/1/2010	2/22/2010	–	–	–	–	63,976	$61.34	$788,184
	3/1/2010	2/22/2010	–	–	–	6,636	–	–	$378,318
	2/22/2010	2/22/2010	$160,000	$320,000	$640,000	–	–	–	–
R. Ernest Waaser(7)	3/1/2010	2/22/2010	–	–	–	–	52,758	$61.34	$649,979
	3/1/2010	2/22/2010	–	–	–	5,473	–	–	$312,016
	2/22/2010	2/22/2010	$115,566	$231,132	$462,264	–	–	–	–
Laurence G. Miller	3/1/2010	2/22/2010	–	–	–	–	37,177	$61.34	$458,021
	3/1/2010	2/22/2010	–	–	–	3,856	–	–	$219,831
	2/22/2010	2/22/2010	$92,976	$185,952	$371,904	–	–	–	–
Vince Northfield	3/1/2010	2/22/2010	–	–	–	–	37,177	$61.34	$458,021
	3/1/2010	2/22/2010	–	–	–	3,856	–	–	$219,831
	2/22/2010	2/22/2010	$77,480	$154,960	$309,920	–	–	–	–
John B. Suddarth	3/1/2010	2/22/2010	–	–	–	–	32,371	$61.34	$398,811
	3/1/2010	2/22/2010	–	–	–	3,358	–	–	$191,440
	2/22/2010	2/22/2010	$67,465	$134,930	$269,860	–	–	–	–
Kevin K. Gordon	–	–	–	–	–	–	–	–	–

(1)	Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the financial performance metrics under our 2010 annual incentive program. The amounts actually paid to each named executive officer under this award are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis — 2010 Compensation,” for additional information regarding the annual incentive awards.

(2)	The amounts shown in this column reflect the number of shares of restricted stock awarded to each named executive officer under our 2000 Stock Compensation Plan. All of the shares of restricted stock granted to the named executive officers will vest on the third anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis — 2010 Compensation,” for additional information regarding the stock option awards.

(3)	The amounts shown in this column reflect the number of shares of our common stock underlying options granted to each named executive officer under our 2008 Stock Compensation Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis — 2010 Compensation,” for additional information regarding the stock option awards.

(4)	Stock options awarded under our 2008 Stock Compensation plan have an exercise price equal to the closing price of our common stock on the date of grant.

(5)	The amounts shown in this column represent the aggregate grant date fair value of the stock and option awards granted in 2010, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 13 to our 2010 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC.

(6)	Mr. Black’s employment as our Chairman, President and Chief Executive Officer terminated in January 2011. As a result, Mr. Black failed to meet the vesting requirements of the option and restricted stock awards granted to him in 2010, resulting in the forfeiture of these awards.

(7)	Mr. Waaser’s employment as our President — Medical terminated in August 2010. As a result, Mr. Waaser failed to meet the vesting requirements of the option and restricted stock awards granted to him in 2010, resulting in the forfeiture of these awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2010

The following table sets forth information with respect to the outstanding stock options and unvested restricted stock held by each named executive officer, other than Messrs. Waaser and Gordon, on December 31, 2010. Messrs. Waaser’s and Gordon’s employment with us terminated in August 2010 and January 2010, respectively. As a result, all of their unvested options and restricted stock awards were forfeited upon their termination and all vested options that remained unexercised within 90 days after their termination were cancelled.

		Option Awards				Stock Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying			Number of Shares	Market Value of
		Unexercised	Unexercised	Option	Option	or Units of Stock	Shares or Units of
		Options	Options	Exercise	Expiration	That Have Not	Stock That Have
Name	Grant Date	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Not Vested(3)

Jeffrey P. Black(4)	3/1/2010	–	172,736	$61.34	3/1/2020	–	–
	3/1/2010	–	–	–	–	17,918	$964,168
	3/2/2009	50,934	152,802	$46.12	3/2/2019	–	–
	3/2/2009	–	–	–	–	19,730	$1,061,671
	3/4/2008	82,511	41,255	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	16,611	$893,838
	2/27/2007	78,755	–	$67.25	2/27/2017	–	–
	5/5/2006	80,000	–	$68.25	5/5/2016	–	–
	2/22/2006	82,709	–	$64.25	2/22/2016	–	–
	3/7/2005	55,875	–	$52.50	3/7/2015	–	–
	3/1/2004	42,000	–	$51.50	3/1/2014	–	–
	3/3/2003	50,000	–	$37.50	3/3/2013	–	–
	12/2/2002	50,000	–	$43.75	12/2/2012	–	–
	5/9/2002	50,000	–	$56.50	5/9/2012	–	–
	3/4/2002	20,000	–	$51.25	3/4/2012	–	–
	3/5/2001	20,000	–	$43.25	3/5/2011	–	–

Richard A. Meier	3/1/2010	–	63,976	$61.34	3/1/2020	–	–
	3/1/2010	–	–			6,636	$357,083
	1/14/2010	–	33,833	$59.81	1/14/2020	–	–
	1/14/2010	–	–	–	–	3,511	$188,927

R. Ernest Waaser	–	–	–	–	–	–	–

Laurence G. Miller	3/1/2010	–	37,177	$61.34	3/1/2020	–	–
	3/1/2010	–	–	–	–	3,856	$207,491
	3/2/2009	10,643	21,286	$46.12	3/2/2019	–	–
	3/2/2009	–	–	–	–	4,123	$221,859
	3/4/2008	17,076	8,537	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	3,438	$184,999
	2/26/2007	13,233	–	$68.25	2/26/2017	–	–
	2/21/2006	14,935	–	$64.00	2/21/2016	–	–
	3/7/2005	14,500	–	$52.50	2/7/2015	–	–
	11/8/2004	25,000	–	$47.50	11/8/2014	–	–

Vince Northfield	3/1/2010	–	37,177	$61.34	3/1/2020	–	–
	3/1/2010	–	–	–	–	3,856	$207,491
	3/2/2009	10,643	21,286	$46.12	3/2/2019	–	–
	3/2/2009	–	–	–	–	4,123	$221,859
	9/15/2008	–	–	–	–	5,000	$269,050
	3/4/2008	17,076	8,537	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	3,438	$184,999
	2/26/2007	14,269	–	$68.25	2/26/2017	–	–
	2/21/2006	14,850	–	$64.00	2/21/2016	–	–
	6/13/2005	5,000	–	$59.00	6/13/2015	–	–
	3/7/2005	8,200	–	$52.50	3/7/2015	–	–
	3/1/2004	5,475	–	$51.50	3/1/2014	–	–

John B. Suddarth	3/1/2010	–	34,099	$61.34	3/1/2020	–	–
	3/1/2010	–	–	–	–	3,358	$180,694
	3/2/2009	9,267	18,535	$46.12	3/2/2019	–	–
	3/2/2009	–	–	–	–	3,590	$193,178
	3/4/2008	15,012	7507	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	3,022	$162,614
	2/26/2007	12,971		$68.25	2/26/2017	–	–
	2/21/2006	13,554	–	$64.00	2/21/2016	–	–
	6/13/2005	5,000	–	$59.00	6/13/2015	–	–
	3/7/2005	4,391	–	$52.50	3/7/2015	–	–
	9/13/2004	12,000	–	$45.00	9/13/2014	–	–

Kevin K. Gordon	–	–	–	–	–	–	–

(1)	All stock options vest in three equal annual installments beginning on the first anniversary of the grant date, with the exception of those options granted to Mr. Black on May 9, 2002, December 2, 2002 and March 3, 2003, each of which vested in five equal annual installments beginning on the first anniversary of the grant date.

(2)	All restricted stock awards vest 100% on the third anniversary of the grant date, with the exception of the restricted stock award granted to Mr. Northfield on September 15, 2008, which vested 100% on the second anniversary of the grant date.

(3)	The amounts set forth in this column represent the market value of the unvested shares of restricted stock held by the named executive officer using a market price of $53.81 per share, which was the closing price of our common stock on December 31, 2010, as reported by the New York Stock Exchange.

(4)	Mr. Black’s employment as our Chairman, President and Chief Executive Officer terminated in January 2010, resulting in the forfeiture of all unvested (unexercisable) options and restricted stock awards. All exercisable options held by Mr. Black that are not exercised within 90 days after his termination date will be cancelled.

OPTION EXERCISES AND STOCK VESTED TABLE — 2010

The following table sets forth information regarding the number of shares acquired on the exercise of stock options by, and the vesting of restricted stock held by, the named executive officers during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(2)

Jeffrey P. Black	20,000	$485,000	–	–

Richard A. Meier	–	–	–	–

R. Ernest Waaser(3)	40,031	$207,909	–	–

Laurence G. Miller	–	–	–	–

Vince Northfield	–	–	5000	$271,250

John B. Suddarth	–	–	–	–

Kevin K. Gordon(3)	81,054	$581,199	–	–

(1)	The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) and the exercise price, multiplied by the number of shares underlying the options.

(2)	The value realized is equal to the market price per share on the vesting date multiplied by the number of restricted shares that vested. All of the shares of restricted stock included in the table with respect to Mr. Northfield vested on September 15, 2010 and had a market price per share of $54.25, which was the closing price of our common stock on the vesting date, as reported by the New York Stock Exchange.

(3)	Messrs. Waaser’s and Gordon’s option exercises occurred after their employment with us terminated.

PENSION BENEFITS — 2010

We have sponsored the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan. Effective January 1, 2006, the TRIP was closed to new employees, and, effective January 1, 2009, no further benefits could be accrued under the TRIP.

Under the TRIP, a participant accumulated units of annual pension benefit for each year of service. With respect to the years of service applicable to the named executive officers, a participant’s unit was equal to 1.375% of his or her prior year’s annual plan compensation not in excess of social security covered compensation, plus 2.0% of such compensation in excess of the social security covered compensation. The annual plan compensation taken into account under this formula included base salary and annual incentive award payments.

Participants in the TRIP generally vested in their plan benefits after completing five years of qualifying service or, if earlier, upon reaching normal retirement age, which, for purposes of the TRIP, is age 65. In addition to the normal retirement benefit, the TRIP provides reduced benefits upon early retirement, which may occur after a participant has reached age 60 and has completed 10 years of qualifying service. The TRIP also provides limited benefits upon termination due to disability.

All of our named executive officers, other than Messrs. Meier and Waaser, participate in the TRIP and have vested in their plan benefits. Messrs. Meier and Waaser have not participated in the TRIP because their employment commenced after the date on which the TRIP was closed to new participants. The table below shows, as of December 31, 2010, the number of years of service credited under the TRIP to each named executive officer that has participated in those plans and the present value of accumulated benefits payable to each such named executive officer under such plans.

			Present Value
		Number of Years	of Accumulated	Payments During Last
Name	Plan Name	Credited Service	Benefit(1)	Fiscal Year

Jeffrey P. Black	TRIP	14.5	$249,437	–
Laurence G. Miller	TRIP	4.0	$98,669	–
Vince Northfield	TRIP	7.33	$121,492	–
John B. Suddarth	TRIP	4.0	$89,376	–
Kevin K. Gordon	TRIP	11.5	$184,211	–

(1)	The accumulated benefit is based on service and earnings for the period through December 31, 2008, after which no further benefits could be accrued. The present value has been calculated assuming the named executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions described in note 15 to the audited financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC. As described in that note, the interest assumption is 5.35%. The mortality assumption is based on the RP-2000 Mortality Table.

NONQUALIFIED DEFERRED COMPENSATION – 2010

We maintain a Deferred Compensation Plan, under which executives, including the named executive officers, may defer up to 100% of their cash compensation (salary, annual incentive awards and, if applicable, long-term cash incentive awards). Participants also may defer awards of restricted stock or restricted stock units. Salary and restricted stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock awards to be granted in the following year. With respect to deferral elections for annual incentive and long-term cash incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the performance of the underlying interest rate or securities.

The following table shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2010. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return
Fixed Income Returns	3.62%
Vanguard 500 Index	14.91%
Vanguard Mid-Cap Index	25.46%
Vanguard Small-Cap Index	27.72%
Teleflex Stock Fund	2.23%

A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over a period of five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original commencement date.

In 2009, we replaced the defined benefit arrangement offered under our former non-qualified defined benefit supplemental retirement plan, or SERP, with a non-qualified defined contribution arrangement under our Deferred Compensation Plan. Under this arrangement, non-elective company contributions are made to each participant’s account under the Deferred Compensation Plan in an amount equal to 5% of the participant’s annual cash compensation, less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability. In addition, participants have an opportunity to receive a matching contribution of up to 3% of their annual cash compensation with respect to amounts deferred by the participant into the Deferred Compensation Plan. A participant will become vested in the matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, death or total disability.

As previously disclosed, in connection with the transition to the defined contribution arrangement provided under the Deferred Compensation Plan, we contributed an amount equal to the present value of each active participant’s account in the SERP at December 31, 2008. A participant will become vested in the SERP amount after the participant has been credited with five years of continuous service, determined in accordance with the TRIP or, if earlier, upon reaching age 65. See

“Pension Benefits — 2010” above for information regarding years of credited service under the TRIP. We did not provide any additional contributions with respect to these amounts.

The following table sets forth information for the fiscal year ended December 31, 2010 regarding contributions, earnings and balances under our deferred compensation plan for each named executive officer:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals /	Last Fiscal
Name	Fiscal Year	Fiscal Year(1)	Fiscal Year	Distributions	Year-End(2)

Jeffrey P. Black	$63,000	$65,394	$22,061	–	$705,214
Richard A. Meier	$20,833	$22,917	$5,908	–	$49,658
R. Ernest Waaser	$71,066	$18,242	$50,154	–	$436,957
Laurence G. Miller	$228,817	$27,888	$35,560	–	$1,159,877
Vince Northfield	$11,553	$22,728	$2,623	–	$96,892
John B. Suddarth	$10,120	$18,553	$2,350	–	$85,038
Kevin K. Gordon	$583	$623	$15,332	–	$439,034

(1)	The amounts set forth in this column consist of non-elective and matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. Non-elective contributions were made for Messrs. Black, Meier, Waaser, Miller, Northfield and Suddarth in the amounts of $38,059, $10,417, $9,062, $16,266, $11,175, and $8,433, respectively. Matching contributions made for Messrs. Black, Meier, Waaser, Miller, Northfield, Suddarth and Gordon were $27,335, $12,500, $9,180, $11,622, $11,553, $10,120, and $623, respectively.

(2)	The amounts set forth in this column with respect to Messrs. Black, Gordon, Miller and Northfield include $343,181, $21,643, $46,019 and $20,441, respectively, representing the present value of each named executive officer’s account in the SERP at December 31, 2008, which was contributed to each named executive officer’s account under our Deferred Compensation Plan in connection with the freeze of the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2010 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under our deferred compensation plan. See “Nonqualified Deferred Compensation – 2010” for information regarding this plan;

•	distributions under the TRIP. See “Pension Benefits – 2010” for information regarding the TRIP;

•	restricted shares and shares underlying options that vested prior to the termination event. See the “Outstanding Equity Awards at Fiscal Year-End – 2010” table;

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

Severance Payments for Jeffrey P. Black

On January 30, 2011, Jeffrey P. Black resigned by mutual agreement with our Board as our Chairman, President and Chief Executive Officer and as a member of our Board. In connection with his resignation, we agreed to pay Mr. Black an amount equivalent to the amount payable to him under his employment agreement in connection with a termination of employment other than for cause, pursuant to which he is entitled to receive the following payments and benefits:

•	continued payment of his base salary for a period of 36 months after his date of termination;

•	payment of an additional amount in each of the first three years immediately following the date of termination equal to 100% of his base salary;

•	reimbursement for a period of 36 months after the date of termination for costs incurred by Mr. Black to maintain health insurance coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums; and

•	for up to 36 months after the termination date, we will maintain, and reimburse Mr. Black for any premiums he is required to pay in order to maintain, life and accident insurance for his benefit at levels comparable to those last elected by Mr. Black under our life and accident insurance plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums.

The following table sets forth the actual payments Mr. Black is entitled to receive under his employment agreement in connection with his resignation, as well as the estimated cost to us to provide Mr. Black with the benefits he is entitled to receive under his employment agreement during the severance period:

				Life and
	Base	Additional	Health	Accident
	Salary	Payment	Benefits	Insurance
Name	(1)	(1)	(2)	(3)	Total

J. Black	$2,700,000	$2,700,000	$38,144	$7,150	$5,445,294

(1)	The amount set forth in this column is equal to the amount that Mr. Black is entitled to receive under his employment agreement as a result of his termination of employment in January 2011. Mr. Black would have been entitled to receive the same amount if the triggering event under the agreement occurred on December 31, 2010.

(2)	The amount set forth in this column has been calculated based upon the health coverage rates in effect as of January 30, 2011 for the level of coverage Mr. Black last elected for himself, his spouse and dependents under our health care plan. If the triggering event under Mr. Black’s agreement occurred on December 31, 2010, the cost to provide Mr. Black with this benefit, based on health coverage rates in effect on December 31, 2010, would have been $36,324.

(3)	The amounts set forth in this column have been calculated based upon the life and accident insurance rates in effect as of January 30, 2011 to maintain life and accident insurance at levels comparable to those last elected by Mr. Black under our life and accident insurance plan. If the triggering event under Mr. Black’s agreement occurred on December 31, 2010, the cost to provide Mr. Black with this benefit, based on life and accident insurance rates in effect on December 31, 2010, would have been $7,506.

Executive Officer Severance Agreements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event we terminate their employment without cause or if the executive terminates employment for good reason, other than in connection with a change of control. The severance compensation consists of continued payment of the executive’s base salary for a period of 18 months and, in some circumstances, the payment of a pro rated amount of the annual incentive award the executive would have been entitled to for the year in which his employment was terminated. In addition, the executive is entitled to receive continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the executive is eligible for such benefits in connection with future employment or until 18 months after termination, whichever occurs first. The executive is also entitled to a vehicle allowance for a period of 18 months after termination and reimbursement of expenses for outplacement services. The 18 month period referred to above is subject to increase by one month for each year of full-time employment by the executive, up to an additional six months.

The following table sets forth the potential post-termination payments and benefits Messrs. Meier, Miller, Northfield and Suddarth under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2010. With respect to Mr. Waaser, the amounts included in the table reflect the actual payments paid or payable to Mr. Waaser under his agreement as a result of his termination as President of our Medical Segment in August 2010. In connection with his resignation as our Executive Vice President and Chief Financial Officer in January 2010, Mr. Gordon did not receive, and is no longer entitled to receive, any of the post-termination payments and benefits described above.

				Life and
	Base	Bonus	Health	Accident	Auto-
	Salary	Payments	Benefits	Insurance	mobile	Executive
Name	(1)	(2)	(3)	(4)	(5)	Outplacement(6)	Total

R. Meier	$791,667	$372,000	$19,171	$3,772	$32,205	$20,000	$1,238,815
E. Waaser(7)	$842,669	$123,474	$21,210	$2,636	$20,721	$20,000	$1,030,710
L. Miller	$710,233	$239,413	$22,220	$3,399	$37,290	$20,000	$1,032,555
V. Northfield(8)	$710,233	$83,803	$22,220	$2,761	$52,030	$20,000	$891,047
J. Suddarth	$618,429	$286,911	$22,352	$2,761	–	$20,000	$950,453

(1)	The amounts set forth in this column, other than with respect to Mr. Waaser, reflect the severance pay the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2010, and, with respect to (a) Messrs. Miller, Northfield and Suddarth, assumes that the severance pay will be provided for a period of 22 months, and (b) Mr. Meier, assumes that the severance pay will be provided for a period of 19 months, which, in each case, is the period during which severance pay would be provided if they were terminated at December 31, 2010. The amount set forth in this column with respect to Mr. Waaser reflects the severance pay payable to him over a period of 21 months.

(2)	The amounts set forth in this column reflect the actual cash incentive award each executive received for 2010, as reflected in the Summary Compensation Table.

(3)	The amounts set forth in this column, other than with respect to Mr. Waaser, have been calculated based upon the health coverage rates in effect as of December 31, 2010, and, with respect to (a) Messrs. Miller, Northfield and Suddarth, assumes that coverage will be provided for a period of 22 months and (b) Mr. Meier, assumes that coverage will be provided for a period of 19 months, which, in each case, is the period during which health coverage would be provided if they were terminated at December 31, 2010. The amount set forth in this column with respect to Mr. Waaser has been calculated based upon the health coverage rates in effect at the time of his termination of employment in August 2010 and assumes that coverage will be provided for 21 months.

(4)	The amounts set forth in this column, other than with respect to Mr. Waaser, have been calculated based upon the life and accident insurance rates in effect as of December 31, 2010, and, with respect to (a) Messrs. Miller, Northfield and Suddarth, assumes that the insurance will be provided for a period of 22 months and (b) Mr. Meier, assumes that the insurance will be provided for a period of 19 months, which, in each case, is the period during which life and accident insurance would be provided if they were terminated at December 31, 2010. The amount set forth in this column with respect to Mr. Waaser has been calculated based upon life and accident insurance rates in effect at the time of his termination of employment in August 2010 and assumes that coverage will be provided for 21 months.

(5)	The amounts set forth in this column, other than with respect to Mr. Waaser, have been calculated based upon the lease and vehicle insurance rates in effect as of December 31, 2010 for the vehicles used by Messrs. Meier, Miller and Northfield, and (a) with respect to Messrs. Miller and Northfield, assumes that the vehicle allowance will be provided for 22 months and (b) Mr. Meier, assumes that the vehicle allowance will be provided for 19 months, which, in each case, is the period during which the allowance would be provided if they were terminated at December 31, 2010. The amount set forth in this column with respect to Mr. Waaser has been calculated based upon the lease and vehicle insurance rates in effect at the time of his termination of employment in August 2010 and assumes that the vehicle allowance will be provided for 21 months.

(6)	The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services under the agreement.

(7)	The amounts included in the table for Mr. Waaser represent the actual amounts paid or payable to him following his termination of employment in August 2010.

(8)	On February 15, 2011, Mr. Northfield submitted his resignation as Executive Vice President of Global Operations – Medical, effective June 30, 2011.

Change-of-Control Arrangements

As a result of his resignation as our Chairman, President and Chief Executive Officer in January 2011, Mr. Black did not receive, and is no longer entitled to receive, any of the change in control post-termination payments provided for under his agreement. However, in accordance with SEC regulations and staff interpretations, we are setting forth below amounts that would have been payable to Mr. Black had he been entitled to a payment in connection with a change of control.

Under the terms of Mr. Black’s employment agreement and the change in control agreements we entered into with our executive officers, including Messrs. Meier, Miller, Northfield and Suddarth, in the event that a Change in Control (as defined in the agreements) occurs during the term of the agreement, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason” (as defined in the agreement) or by us for any reason other than “disability” or “cause” (each as defined in the agreements), then the executive will be entitled to receive the following severance compensation:

•	if no amount otherwise is payable with respect to any short-term or long-term bonus plan, the executive will receive a bonus payment equal to the target award;
•	the executive’s target bonus under each short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination for the fiscal year in which the executive’s employment was terminated, pro rated based on the number of days the executive was employed during the applicable performance period under such bonus plans;
•	payment of the executive’s base salary (based on the highest salary rate in effect for the executive after the Change in Control) for a period of two years after termination of employment (the “Severance Period”);
•	annual payments during the Severance Period, each equal to the sum of the target awards under any short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination;
•	immediate vesting of all unvested stock options and restricted stock held by the executive;
•	continuation of health insurance during the Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the Severance Period of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;
•	if the executive was provided with the use of an automobile or cash allowance for an automobile, payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;
•	a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of two additional years’ service; and
•	reimbursement for executive outplacement services in an amount up to $20,000.

The agreements for our executives, other than Mr. Meier, also provide for payments to reimburse the executive for any excise taxes imposed under Section 4999 of the Internal Revenue Code that may be incurred by the executive if it is determined that any payment or distribution under the agreement would constitute an “excess parachute” payment within the meaning of Sections 280G and 4999 of the Internal Revenue Code, as well as for additional taxes resulting from the reimbursement.

Mr. Black’s employment agreement has terminated. The executive change in control agreements have an initial term of three years, and automatically renew for successive one year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

The following table sets forth information regarding the potential payments and benefits our current named executive officers and Mr. Black would have been entitled to receive under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2010. As a result of Messrs. Waaser’s and Gordon’s termination of employment in 2010, they are no longer entitled to receive any of the post-termination payments and benefits described above.

			Vesting
			Of
			Unvested
			Stock
		Annual Cash	Options
		Incentive	And			Deferred	Executive
		Award	Restricted	Health		Compensation	Out-
		Payments	Stock	Benefits	Auto-	Plan	placement
Name	Base Salary	(1)	(2)	(3)	mobile	Payments	(4)	Total

J. Black	$2,700,000	$3,267,000	$5,845,840	$42,389	$56,076	$157,000	$20,000	$12,088,305
R. Meier	$1,000,000	$1,172,000	$546,010	$30,278	$42,880	$67,000	$20,000	$2,878,168
L. Miller	$774,800	$704,293	$1,036,628	$30,312	$42,880	$38,984	$20,000	$2,647,897
V. Northfield(5)	$774,800	$471,203	$883,272	$30,279	$58,960	$35,110	$20,000	$2,273,624
J. Suddarth	$674,650	$624,238	$679,020	$30,484	–	$27,599	$20,000	$2,055,991

(1)	The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers received for the fiscal year ended December 31, 2010, as reflected in the Summary Compensation Table, and the aggregate target awards payable during the two-year period following the change of control.

(2)	The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of the unvested stock options and restricted stock held by the named executive officer as of December 31, 2010. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the unvested shares of restricted stock held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $53.81 per share, which was the closing price of our common stock on December 31, 2010, as reported by the New York Stock Exchange, to determine market value in both of these calculations.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2010.

(4)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officer for outplacement services under the agreement.

(5)	On February 15, 2011, Mr. Northfield submitted his resignation as Executive Vice President of Global Operations – Medical, effective June 30, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2011, information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

			Percent of
	Shares		Outstanding
	Beneficially		Common
Name and Address of Beneficial Owner	Owned(a)		Stock

Blackrock, Inc.	2,001,043		5.00%
55 East 52nd Street New York, NY 10055
Franklin Resources, Inc.	3,272,886		8.18%
One Franklin Parkway San Mateo, CA 94403
Parnassus Investments	3,137,000		7.84%
1 Market Street, Suite 1600 San Francisco, CA 94105
George Babich, Jr.	19,857	(b)	*
Patricia C. Barron	29,015	(c)	*
Jeffrey P. Black	797,519	(d)	1.93%
William R. Cook	33,782	(e)	*
Kevin K. Gordon	5,358	(f)	*
Jeffrey A. Graves	14,187	(g)	*
Stephen K. Klasko	11,848	(h)	*
Sigismundus W.W. Lubsen	27,767	(i)	*
Richard A. Meier	42,830	(j)
Laurence G. Miller	133,208	(k)	*
Vince Northfield	111,799	(l)	*
Stuart A. Randle	8,967	(m)	*
Benson F. Smith	18,857	(n)	*
John B. Suddarth	96,915	(o)
R. Ernest Waaser	4,086	(p)	*
Harold L. Yoh III	26,517	(q)	*
James W. Zug	22,297	(r)	*
All officers and directors as a group (18 persons)	1,423,160	(s)	3.45%

*	Represents holdings of less than 1%

(a)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2011 or within 60 days thereafter and shares issuable pursuant to restricted stock awards that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(b)	Includes 1,000 shares held indirectly by the Baylee Consulting Plan and 15,000 shares underlying stock options.

(c)	Includes 2,200 shares held indirectly by the Patricia C. Barron Defined Benefit Pension Plan and 20,000 shares underlying stock options.

(d)	Includes an aggregate of 5,787 shares held indirectly in equal amounts by three sons, 662,784 shares underlying stock options and 11,157 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Black has authority to direct voting. Mr. Black resigned as the Company’s Chairman, CEO and President in January 2011, resulting in the forfeiture of all unvested option and restricted stock awards.

(e)	Includes 20,000 shares underlying stock options.

(f)	The number of shares reported in the table for Mr. Gordon (a) was determined based upon a review of the Company’s books and records through April 15, 2010 and (b) includes 11 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Gordon has authority to direct voting. Mr. Gordon resigned as the Company’s Executive Vice President and Chief Financial Officer in January 2010.

(g)	Includes 11,000 shares underlying stock options.

(h)	Includes 9,000 shares underlying stock options.

(i)	Includes 20,000 shares underlying stock options.

(j)	Includes 10,000 shares underlying stock options and 227 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Meier has authority to direct voting.

(k)	Includes 129,959 shares underlying stock options and 1,011 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Miller has authority to direct voting.

(l)	Includes 107,085 shares underlying stock options and 1,246 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Northfield has authority to direct voting.

(m)	Includes 7,000 shares underlying stock options.

(n)	Includes 15,000 shares underlying stock options.

(o)	Includes 89,547 shares underlying stock options and 1,012 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Suddarth has authority to direct voting.

(p)	The number of shares included in the table for Mr. Waaser (a) was determined based upon a review of the Company’s books and records through October 12, 2010 and (b) includes 710 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Waaser has authority to direct voting. Mr. Waaser’s employment as the Company’s President – Medical terminated in August 2010.

(q)	Includes 21,000 shares underlying stock options.

(r)	Includes 17,000 shares underlying stock options.

(s)	Includes 1,190,597 shares underlying stock options and 16,066 shares held in the Company’s 401(k) Savings Plan with respect to which the employees have authority to direct voting.

CERTAIN TRANSACTIONS

Related Person Transactions Policy

In February 2011, our Board adopted a Related Person Transactions Policy for review and approval, rejection or ratification of “related person transactions.” A related person transaction is any transaction, arrangement or relationship (i) involving an amount exceeding $120,000, (ii) in which Telefex or any of its controlled subsidiaries participate and (iii) in which a “related person” has a direct or indirect material interest. A “related person” is any Teleflex director or executive officer, any holder of more than 5% of our outstanding shares of common stock, any immediate family member of any of these persons and certain of their affiliates.

The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a transaction that could be a related party transaction. If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction. The policy also addresses procedures for Audit Committee consideration of ratification of related person transactions that occur without its prior approval, including procedures designed to minimize the possibilities of future occurrences of such transactions without prior Audit Committee approval. The Audit Committee will approve only those related person transactions it finds to be in, or not inconsistent with, the best interests of Teleflex and its stockholders.

Related Person Transactions

We are party to a long-standing agreement with our former Chairman, Lennox K. Black, pursuant to which we have agreed to fund the premiums under a split dollar life insurance program maintained for the benefit of Mr. Black and to reimburse Mr. Black for income taxes in respect of the imputed benefit of such insurance. These benefits are to be provided for the remainder of Mr. Black’s lifetime. Upon Mr. Black’s death, we are entitled to recover the premium payments we have made under this program out of the proceeds payable under the life insurance policies. In 2010, life insurance premiums under the program were $162,400, which are recoverable by us under the program, and we reimbursed Mr. Black $56,181 for taxes imputed to him under the arrangement. Mr. Black is the father of Jeffrey P. Black, our former Chairman and Chief Executive Officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership of our common stock.

Based solely on a review of the copies of such reports and written representations from our directors and executive officers, we believe that, during the fiscal year ended December 31, 2010, all required filings under Section 16(a) were made on a timely basis.

PROPOSAL 2:
APPROVAL OF TELEFLEX INCORPORATED 2011 EXECUTIVE INCENTIVE PLAN

On February 23, 2011, our Board approved the adoption of the Teleflex Incorporated 2011 Executive Incentive Plan (the “EIP”). We are seeking stockholder approval, which, under the terms of the EIP, is required with respect to all awards granted subsequent to January 1, 2011.

General Overview

The EIP provides for annual and long-term incentive awards to our Chief Executive Officer and other highly compensated executive officers who would be considered “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code” (together, the “Covered Employees”), as well as other corporate officers and key employees designated by the Compensation Committee of the Board or, under limited circumstances with respect to persons who are not Covered Employees, one or more executive officers to whom the Compensation Committee has delegated authority. Awards may be in cash or in shares of our common stock. Shares issued under the EIP may only be issued under one of our equity compensation plans that has been approved by our stockholders and permits such awards. The EIP will apply to awards granted beginning January 1, 2011, and the EIP will be effective as of January 1, 2011.

The EIP has been adopted by our Board and is being submitted to stockholders for approval in order to enable annual incentive plan awards and long-term incentive plan awards granted after January 1, 2011 to Covered Employees to be deductible by us for federal income tax purposes. Section 162(m) of the Code limits to $1 million the deductibility of taxable compensation received in a year by each Covered Employee, unless the compensation qualifies as “performance based” or is covered by other exceptions provided in the Code. Stockholder approval of the EIP is one condition that must be satisfied in order to qualify awards under the EIP as “performance based” compensation. Accordingly, awards granted to Covered Employees under the EIP for performance periods beginning on or after January 1, 2011 are expressly contingent on stockholder approval of the EIP. If the EIP is approved by stockholders at the Annual Meeting and awards otherwise satisfy the terms and conditions of the EIP, those awards will qualify as “performance based” compensation and will be fully deductible by us. If the EIP is not approved by stockholders, all awards granted on or after January 1, 2011 will terminate, and the Compensation Committee will consider alternative approaches to incentive compensation. Whether or not stockholders approve the EIP, our Compensation Committee retains discretion to grant additional annual incentive awards to Covered Employees that may not be deductible under Section 162(m).

The EIP replaces the 2006 Executive Incentive Plan, which previously was approved by our stockholders in 2006, and under which awards to Covered Employees also were designed to constitute “performance based” compensation for purposes of Section 162(m) of the Code.

The material terms of the EIP are included in the summary below. A copy of the full text of the EIP is attached to this proxy statement as Appendix A. This summary of the EIP is qualified in its entirety by the actual text of the EIP, to which reference is made.

Administration

The EIP will be administered by our Compensation Committee. The Compensation Committee generally will have exclusive authority to:

•	designate employees of the Company who are eligible to participate in the EIP for any performance period;
•	establish performance goals, as well as threshold, target and maximum award opportunities for any performance period;
•	certify the extent to which performance goals are achieved;

•	adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the EIP;
•	establish the aggregate available incentive pool (in the event it delegates its authority as described below); and
•	interpret the terms and provisions of the EIP.

The Compensation Committee may delegate to one or more executive officers of the Company the authority to grant awards to any participant who is not, and is not expected to be, a “Covered Employee.”

Eligibility for Participation

The Compensation Committee (or, if applicable, its delegate) will, prior to the beginning of a performance period for an annual or long-term incentive award, or as soon thereafter as practicable, designate those Covered Employees and those of our other corporate officers and key employees who will participate in the EIP for that performance period.

Awards

The EIP provides incentive compensation awards for performance periods of one year (“AIP Awards”) and three years (“LTI Award”). The Compensation Committee may, in its discretion, also grant awards for performance periods of other duration.

As soon as practicable after the beginning of each performance period, the Compensation Committee (or, if applicable, its delegate) will establish and communicate to participants the performance goals and individual target award opportunities for the performance period, which may be coupled with threshold and maximum award opportunities for corresponding levels of performance. The maximum award may not exceed 200% of the participant’s target award opportunity. In the event the Committee intends that an award qualify as “performance based” compensation for purposes of Section 162(m) under the Code, the award opportunities must be established in writing no later than 90 days after the performance period begins. In addition, no AIP Award or LTI Award may exceed $5 million dollars. The Compensation Committee retains discretion to adjust earned awards based on individual performance or any other factors it deems relevant, but adjustments of awards to Covered Employees may only be made to reduce, not to increase, the awards. In addition, the Compensation Committee (or, if applicable, its delegate) may allow individuals hired or promoted after the beginning of a performance period to participate in the performance period.

At the discretion of the Compensation Committee, performance goals for any performance period may be based upon any one or more of the following criteria, whether in absolute terms or relative to the performance of one or more companies selected by the Committee or a published index covering performance of a number of companies:

•   earnings per share;
•   book value per share;
•   net working capital;
•   cash return on investments;
•   net cash from operating activity;
•   free cash flow;
•   cash return on sales;
•   revenues or sales;
•   market share;
•   total return to our stockholders,    including dividends paid;
•   gross profit margins;
•   adjusted EBITDA;
•   profit before financial items;

•   growth in earnings or    earnings per share;
•   stock price;
•   return on capital;
•   income or net income;
•   operating margin;
•   contract awards or backlog;
•   overhead or other expense    reduction;
•   asset velocity index (the sum    of reported accounts    receivable and inventories    expressed as a percentage of    annualized quarterly    revenues);

•   growth in stockholder value    relative to a market or a peer    group index;
•   credit rating;
•   strategic plan development    and implementation;
•   improvement in workforce    diversity;
•   customer satisfaction;
•   employee satisfaction; and
•   employee retention.

Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries.

Adjustment of Awards

The Compensation Committee may, at the time when performance goals are established, adjust performance goals for any performance period in recognition of unusual or non-recurring events that may affect us, changes in applicable tax law or accounting principles or other factors as it may determine, including gain or loss on the disposal of a business segment.

Payment of Awards

Awards will be paid following completion of a performance period, after the Compensation Committee has certified in writing the extent to which performance goals have been achieved, but not later than the fifteenth day of the third calendar month following completion of the performance period. Subject to the terms of any applicable employment, severance or change of control agreement, a participant will not be entitled to payment of any award unless he is employed by the Company on the last day of the performance period for the award. However, if a participant’s employment terminates during the second half of a performance period for an AIP Award or LTI Award due to death, disability or retirement, the participant (or his or her beneficiary) will receive a pro-rated payment. The prorated payment will be based upon actual performance through the end of the performance period and the days actually worked during the performance period. Termination of employment will be due to disability if the participant’s condition constitutes a disability under our long-term disability plan. Termination of employment will be due to retirement if the participant has reached age 60 with at least ten years of service or age 65 with at least 5 years of service. Awards may be paid in cash, in shares of our common stock or in a combination of cash and common stock. In the case of awards made in shares of stock, such shares must be issued under one of our equity compensation plans that has been approved by our stockholders and permits such awards, including as a result of an amendment to such plan made without stockholder approval where such amendment may be made without stockholder approval under the applicable listing standards of the New York Stock Exchange or any other exchange on which the common stock may be listed. In that event, the shares will be subject to the terms of such equity compensation plan.

Deferral of Awards

A participant may elect to defer an AIP Award or LTI Award in accordance with the provisions of our nonqualified deferred compensation plan.

Amendment or Termination of the EIP

The Compensation Committee may amend or terminate the EIP at any time, but in so doing, may not change or reduce the amount of any award earned for a completed performance period. In addition, no amendment to the “material terms” of the EIP (within the meaning of Section 162(m) of the Code) may be made without stockholder approval. The EIP will terminate after the date of our first stockholders’ meeting held in 2016.

New Plan Benefits

The following table shows the maximum dollar value of outstanding awards under the EIP that are subject to stockholder approval. These amounts represent the maximum dollar value of AIP Awards that may be paid to each of the participants identified below for the annual performance period that commenced on January 1, 2011. No LTI Awards have been granted under the EIP to date.

Aggregate Maximum
Dollar Value of
Name	Outstanding AIP Awards

Benson F. Smith	$2,400,000
Richard A. Meier	$832,000
Laurence G. Miller	$483,476
John B. Suddarth	$337,326

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
TELEFLEX INCORPORATED 2011 EXECUTIVE INCENTIVE PLAN

PROPOSAL 3:
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement.

As noted above under “Compensation Discussion and Analysis,” our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. We believe that, as described under “Compensation Discussion and Analysis,” our compensation program incorporates, to a significant extent, a pay-for-performance methodology that has operated effectively in recent years, particularly after we instituted modifications to our compensation program in 2010.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Teleflex Incorporated approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2011 Annual Meeting.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4:
ADVISORY VOTE ON WHETHER THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD BE HELD EVERY ONE, TWO OR THREE YEARS

The Dodd-Frank Act also enables our stockholders to vote, on an advisory (non-binding) basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration of the frequency alternatives, the Board believes that conducting the advisory vote on executive compensation every two years is appropriate for our company and our stockholders at this time. We believe that holding an advisory vote every two years provides a good balance that enables our stockholders to communicate their views regarding executive compensation effectively while also enabling the Board and Compensation Committee to thoughtfully respond to the advisory vote.

We determined not to recommend an annual vote because we feel it does not provide sufficient time to implement changes that can be considered by stockholders in a meaningful way in connection with the next annual advisory vote. Any changes made in response to an annual advisory vote will have been in effect for only a relatively short time, and stockholders may not be in a position to evaluate the effectiveness of the changes. This is particularly the case because the annual advisory vote on compensation of our named executive officers will occur only after we have already implemented our executive compensation program for the year in which the vote occurs. As a result, compensation tables in the proxy statement for the following year’s annual meeting will not reflect changes we institute in response to the stockholder advisory vote. We also are concerned that an annual vote could encourage a focus on short-term financial results, which may not facilitate long-term stockholder value.

On the other hand, we believe a three year interval between votes is not advisable as it can result in retention of unpopular pay practices for too long a period of time before stockholders can express their sentiments.

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Teleflex and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY TWO YEARS.

PROPOSAL 5:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	Fiscal 2010		Fiscal 2009

Audit fees	$	4,883,890,	$	4,363,772
Audit-related fees		556,414		112,948
Tax fees		1,007,447		1,180,204
All other fees		187,004		65,508

	$	6,634,756	$	5,722,432

Audit-Related Fees.  Audit related fees consisted primarily of fees for support in connection with divestitures and local country statutory assurance activities.

Tax Fees.  Tax fees consisted of fees for tax compliance activities in certain foreign jurisdictions and tax planning services.

All Other Fees.  All other fees consisted principally of accounting advisory services.

Audit Committee Pre-Approval Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee may delegate the authority to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members of the Audit Committee, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. The Audit Committee did not delegate this authority to any member of the Audit Committee in 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S 2011 FISCAL YEAR.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2012 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than November 26, 2011 and must comply in all other respects with SEC rules and regulations relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2012 Annual Meeting of Stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 9, 2012.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the Internet at www.voteproxy.com.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

Appendix A

Teleflex Incorporated 2011 Executive Incentive Plan

1.	Purpose.

The purposes of the Teleflex Incorporated 2011 Executive Incentive Plan (the “Plan”) are to (a) attract and retain senior executives whose service is important to the success of Teleflex Incorporated (the “Company”), (b) motivate such individuals to achieve short-term and long- range goals of the Company and (c) provide competitive incentive opportunities.

2.	Definitions.

As used in the Plan, the following terms shall have the following meanings:

(a) “Annual Incentive Program Award” or “AIP Award” means the awards for Performance Periods of one year or less.

(b) “Award” means an Annual Incentive Program Award or an LTI Award.

(c) “Base Salary” means a Participant’s base salary on the first day of the Performance Period.

(d) “Committee” means the Compensation Committee of the Company’s Board of Directors, or such other committee of directors as is designated by the Compensation Committee from time to time, provided that the Committee shall be comprised of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings of general applicability issued thereunder.

(f) “Covered Employee” means a “covered employee” as that term is defined in Section 162(m)(3) of the Code.

(g) “Disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Participant’s employer at the time that the determination regarding Disability is made hereunder. Notwithstanding the foregoing, if a payment under this Plan is subject to Code Section 409A, “Disability” has the meaning ascribed to such term under that Code section.

(h) “Long Term Incentive Award” or “LTI Award” means the awards for Performance Periods in excess of one year.

(i) “Participant” means an employee of the Company who has been selected to participate in the Plan with respect to a Performance Period.

(j) “Performance Goals” means the goals established by the Committee as described in Section 8.

(k) “Performance Period” means the period established by the Committee as described in Section 5.

(l) “Retirement” means, unless otherwise determined by the Committee, termination of employment (i) at or after age 60 with at least 10 years of service or (ii) at or after age 65 with at least 5 years of service.

(m) “Target Award Opportunity” means a Participant’s target incentive opportunity for a Performance Period, expressed as a dollar amount or as a percent of Base Salary, that would be payable for such Performance Period if the “target” level Performance Goals were achieved.

3.	Effective Date

The effective date of the Plan is January 1, 2011; provided that payments with respect to any Award granted on or after January 1, 2011 but prior to stockholder approval of the Plan shall be contingent on such stockholder approval.

4.	Administration

(a) The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan.

(b) The Committee may delegate to one or more executive officers of the Company the power to make Awards to any Participant who is not (and is not expected to become) a Covered Employee, provided that when so delegating, the Committee shall fix the aggregate available incentive pool for Awards to such Participants.

(c) Decisions of the Committee (or its delegate) shall be binding upon all persons, including the Company, stockholders and Participants. No member of the Committee or its delegate or any officers of the Company shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

5.	Performance Periods

Unless otherwise determined by the Committee, the Performance Period for (a) AIP Awards will be one year and (b) LTI Awards will be three years. Performance Periods for LTI Awards may, or may not, be overlapping.

6.	Eligibility; Participation

Corporate Officers, Group Presidents and other key employees shall be eligible to be designated a Participant. Prior to the start of a Performance Period, or as soon as practicable thereafter, the Committee (or its delegate), shall designate those employees of the Company who shall be Participants in the Plan for such Performance Period.

7.	Award Opportunities

(a) Awards shall be earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events as the Committee or its delegates under Section 4(b) shall determine. At, or as soon as practicable after, the beginning of each Performance Period, the Committee shall establish, and communicate to Participants, the applicable Performance Goals and individual Target Award Opportunities. The Target Award Opportunity represents the potential AIP Award or LTI Award, as applicable, to be earned by the Participant if the “target” level Performance Goals established with respect to such AIP Award or LTI Award, as applicable, are achieved. Participants may also receive a range of opportunities that reflect threshold and maximum payouts (not to exceed 200% of the Target Award Opportunity) if corresponding levels of performance are met.

(b) If, at the time of grant, the Committee intends an Award to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Target Award Opportunity, specific threshold, target and maximum Performance Goals, and a performance scale that presents their relationship to the Target Award Opportunity no later than the 90th day after the Performance Period begins (or by such other date as may be required under Section 162(m) of the Code).

8.	Maximum Awards; Performance Goals

Notwithstanding any other provision of the Plan, the maximum (a) AIP Award that may be paid to a Participant under the Plan is $5,000,000 for any Performance Period and (b) LTI Award that may be paid to a Participant under the Plan is $5,000,000 for any Performance Period.

At the discretion of the Committee, Performance Goals may be based on the attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more companies selected by the Committee or a published index covering the performance of a number of companies: total return to the Company’s stockholders, inclusive of dividends paid; earnings per share; book value per share; net working capital; cash return on investments; net cash from operating activity; free cash flow; cash return on sales; revenues or sales; market share; gross profit margins; adjusted EBITDA; asset velocity index; profit before financial items; growth in earnings or earnings per share; stock price; return on capital; income or net income; operating margin; contract awards or backlog; overhead or other expense reduction; growth in shareholder value relative to a market or a peer group index; credit rating; strategic plan development and implementation; improvement in workforce diversity; customer satisfaction; employee satisfaction; and employee retention. Performance Goals may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries.

9.	Adjustments of Awards for Unusual or Nonrecurring Events

The Committee may provide, at the time when Performance Goals are established with respect to a Performance Period, for the adjustment of such Performance Goals as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine, including, without limitation, the gain or loss on disposal of a business segment.

10.	Payment of Earned Awards

(a) Payment of earned Awards will be made within a reasonable period following the completion of the applicable Performance Period after the Committee certifies in writing the extent to which the performance goals are achieved, but not later than the 15th day of the third calendar month following the end of the Performance Period. Adjustments to earned Awards may be made based on individual performance and any other factors the Committee deems relevant; provided that adjustments of Awards to Covered Employees may only be made to reduce, not increase, the amount of an Award. Awards may be paid in cash, Company common stock, $1.00 par value (“Company Stock”), or a combination of cash and stock, as determined by the Committee in its sole discretion. Any Company Stock used to satisfy Awards under this Plan shall be authorized and issued under an equity compensation plan of the Company that has been approved by stockholders and permits such Awards, which may include, without limitation, any such equity compensation plan previously approved by stockholders that did not expressly provide for the issuance of Company Stock to satisfy Awards, but which is subsequently amended without stockholder approval to permit the issuance of Company Stock to satisfy Awards where such amendment without stockholder approval is permitted by the applicable listing standards of the New York Stock Exchange or any other exchange on which the Company Stock is traded.

(b) If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for satisfaction of Awards under the Plan, and the kind of shares issued or payable in satisfaction of Awards under the Plan shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

11.	Termination of Employment

(a) Except as provided in (b) below or as otherwise determined by the Committee or a Participant’s individual employment, severance or change in control agreement heretofore or hereafter entered into by the Company, no Award will be paid unless a Participant is employed on the last day of the Performance Period. A Participant need not be employed on the date payment is made in order to receive payment.

(b) Except as otherwise determined by the Committee at the time of an Award grant, if a Participant’s employment terminates during the second half of a Performance Period for an Award because of Retirement, death or Disability, the Participant shall receive a pro-rated payment. The payment will be based on actual performance through the end of the Performance Period and the days actually worked during the Performance Period and will be paid at the same time as Awards are paid to active employees.

12.	Deferral of Awards

Not later than six months before the end of each Performance Period for an AIP Award or LTI Award, each Participant may elect, if permitted by the Committee and in the form and manner prescribed by the Committee in accordance with Section 409A of the Code, to defer the AIP Award or LTI Award for that Performance Period in accordance with the provisions of the Company’s nonqualified deferred compensation plan.

13.	Promotions or New Hires

In its discretion, the Committee may allow individuals hired or promoted after the beginning of a Performance Period to participate in that Performance Period.

14.	Withholding

The Company may withhold from any Award payments any taxes required to be withheld for federal, state or local governmental purposes.

15.	Employment Rights

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time for any reason.

16.	No Limitation on Compensation

Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in a manner which is not expressly authorized under the Plan.

17.	No Trust or Fund Created

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. No rights under this Plan shall be greater than the right of any unsecured general creditor of the Company.

18.	Amendment or Termination

The Committee may amend, modify or terminate the Plan at any time; provided no change may reduce the amount of Awards earned for completed Performance Periods; and provided further, that no amendment to the “material terms” of the Plan (within the meaning of Section 162(m) of the Code) may be made without stockholder approval. No Awards shall be granted under the Plan after the date of the Company’s first shareholders’ meeting that occurs during 2016, but Awards theretofore granted may extend beyond that date. If the Committee terminates the Plan as of any earlier date, such termination shall comply with all applicable requirements of Section 409A of the Code and IRS guidance thereunder.

19.	Governing Law

Any disputes arising under the Plan and any Award shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

ANNUAL MEETING OF STOCKHOLDERS OF
TELEFLEX INCORPORATED
April 26, 2011
     PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, 2010
Annual Report and Proxy Card are available at www.teleflex.com/ProxyMaterials
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2, 3 AND 5 AND FOR “2 YEARS” ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST		ABSTAIN
Proposal 1. Election of Directors:					Proposal 2. Approval of the Teleflex Incorporated 2011 Executive Incentive Plan	☐	☐		☐

		NOMINEES:				FOR	AGAINST		ABSTAIN
☐	FOR ALL NOMINEES	m	George Babich, Jr.		Proposal 3. Advisory vote on compensation of named executive officers	☐	☐		☐
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	m m m	William R. Cook Stephen K. Klasko Benson F. Smith
						1 Year	2 Years	3 Years	ABSTAIN
					Proposal 4. Advisory vote on whether the advisory vote on compensation of named executive officers should occur every one, two or three years	☐	☐	☐	☐

						FOR	AGAINST		ABSTAIN
					Proposal 5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.	☐	☐		☐

The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposals 2, 3 and 5 and for “2 Years” with respect to Proposal 4. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
TELEFLEX INCORPORATED
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM, following the instructions provided. Use the Company Number and Account Number shown on your proxy card.
     The undersigned hereby appoints Richard A. Meier and Laurence G. Miller proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 26, 2011 or any adjournment thereof.
(Continued on the other side)